Exhibit 10.30

TERM LOAN AGREEMENT

Dated as of November 3, 2016

among

VINTAGE STOCK, INC.,
as a Borrower,

VINTAGE STOCK AFFILIATED HOLDINGS LLC,
as Holdings and a Borrower,

THE SUBSIDIARIES OF THE BORROWERS PARTY HERETO,
as the Guarantors,

THE LENDERS PARTY HERETO,

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

and

CAPITALA PRIVATE CREDIT FUND V, L.P.,
as Lead Arranger

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms.	1
1.02 Other Interpretive Provisions.	34
1.03 Accounting Terms.	34
1.04 Rounding.	35
1.05 Times of Day.	35
1.06 [Reserved].	35
1.07 UCC Terms.	35
1.08 LIBO Rate.	36
Article II COMMITMENTS AND CREDIT EXTENSIONS	36
2.01 Term Loan Borrowing; Commitments.	36
2.02 Borrowings, Conversions and Continuations of Loans.	36
2.03 [Reserved].	37
2.04 [Reserved].	37
2.05 Prepayments.	37
2.06 [Reserved].	41
2.07 Repayment of Loans.	41
2.08 Interest and Default Rate.	41
2.09 Fees.	42
2.10 Computation of Interest and Fees.	42
2.11 Evidence of Debt.	42
2.12 Payments Generally; Administrative Agent’s Clawback.	43
2.13 Sharing of Payments by Lenders.	45
2.14 [Reserved].	46
2.15 Defaulting Lenders.	46
Article III TAXES, YIELD PROTECTION AND ILLEGALITY	47
3.01 Taxes.	47
3.02 Illegality and Designated Lenders.	51
3.03 Inability to Determine Rates.	52
3.04 Increased Costs; Reserves on LIBO Rate Loans.	53
3.05 Compensation for Losses.	54
3.06 Mitigation Obligations; Replacement of Lenders.	55
3.07 Survival.	55

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Article IV CONDITIONS PRECEDENT TO BORROWING	55
4.01 Conditions of Initial Borrowing.	55
Article V REPRESENTATIONS AND WARRANTIES	60
5.01 Existence, Qualification and Power.	60
5.02 Authorization; No Contravention.	61
5.03 Governmental Authorization; Other Consents.	61
5.04 Binding Effect.	61
5.05 Financial Statements; No Material Adverse Effect.	62
5.06 Litigation.	63
5.07 No Defaults.	63
5.08 Ownership of Property.	63
5.09 Environmental Compliance.	63
5.10 Insurance.	64
5.11 Taxes.	64
5.12 ERISA Compliance.	65
5.13 Margin Regulations; Investment Company Act.	66
5.14 Disclosure.	66
5.15 Compliance with Laws.	66
5.16 Solvency.	66
5.17 Casualty, Etc.	66
5.18 Sanctions Concerns and Anti-Corruption Laws.	67
5.19 Responsible Officers.	67
5.20 Subsidiaries; Equity Interests; Loan Parties.	67
5.21 Collateral Representations.	68
5.22 SBA Forms.	70
5.23 Broker’s Fees.	70
5.24 Intellectual Property; Licenses, Etc.	70
5.25 Labor Matters.	70
5.26 Vintage Stock Acquisition Agreement.	70
Article VI AFFIRMATIVE COVENANTS	71
6.01 Financial Statements.	71
6.02 Certificates; Other Information.	73
6.03 Notices.	75
6.04 Payment of Obligations; Tax Returns.	75
6.05 Preservation of Existence, Etc.	76
6.06 Maintenance of Properties.	76

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6.07 Maintenance of Insurance.	76
6.08 Compliance with Laws.	77
6.09 Books and Records.	77
6.10 Inspection Rights and Board Observation Rights.	77
6.11 Use of Proceeds.	78
6.12 Material Contracts.	78
6.13 Additional Guarantors; Additional Collateral.	79
6.14 Further Assurances.	81
6.15 Compliance with Terms of Leaseholds.	81
6.16 Compliance with Environmental Laws.	82
6.17 Anti-Corruption Laws.	82
6.18 Post-Closing Matters.	82
6.19 Account Access.	82
6.20 Modifications to ABL Facility Documents.	82
6.21 Key Man Life Insurance.	83
6.22 First Lien Credit Enhancements.	83
6.23 Landlord Consents.	83
Article VII NEGATIVE COVENANTS	83
7.01 Liens.	84
7.02 Indebtedness.	85
7.03 Investments.	87
7.04 Fundamental Changes.	89
7.05 Dispositions.	89
7.06 Restricted Payments.	90
7.07 Change in Nature of Business.	92
7.08 Transactions with Affiliates.	92
7.09 Burdensome Agreements.	92
7.10 Use of Proceeds.	92
7.11 Financial Covenants.	93
7.12 Capital Expenditures.	94
7.13 Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.	95
7.14 Sale and Leaseback Transactions.	95
7.15 Amendments of ABL Facility Documents.	95
7.16 Amendment; Prepayments, Etc. of Indebtedness.	95
7.17 Related Documents.	96
7.18 Sanctions.	96

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7.19 Anti-Corruption Laws.	96
7.20 Issuance or Repurchase of Capital Stock.	96
7.21 Holdings.	96
7.22 Anti-Layering.	97
7.23 Acquisition of ABL Facility Indebtedness.	97
Article VIII EVENTS OF DEFAULT AND REMEDIES	97
8.01 Events of Default.	97
8.02 Remedies upon Event of Default.	100
8.03 Application of Funds.	101
8.04 Equity Cure.	101
Article IX ADMINISTRATIVE AGENT AND LEAD ARRANGER	102
9.01 Appointment and Authority.	102
9.02 Rights as a Lender.	103
9.03 Exculpatory Provisions.	103
9.04 Reliance by Administrative Agent.	104
9.05 Delegation of Duties.	105
9.06 Resignation or Removal of Administrative Agent.	105
9.07 Non-Reliance on Administrative Agent and Other Lenders.	106
9.08 No Other Duties, Etc.	107
9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.	107
9.10 Collateral and Guaranty Matters.	108
9.11 [Reserved].	109
9.12 ABL Facility Documents and Intercreditor Agreement.	109
Article X CONTINUING GUARANTY	109
10.01 Guaranty.	109
10.02 Rights of Lenders.	110
10.03 Certain Waivers.	110
10.04 Obligations Independent.	111
10.05 Subrogation.	111
10.06 Termination; Reinstatement.	111
10.07 Stay of Acceleration.	111
10.08 Condition of Borrowers.	111
10.09 Appointment of Borrowers.	112
10.10 Right of Contribution.	112
Article XI MISCELLANEOUS	112

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11.01 Amendments, Etc.	112
11.02 Notices; Effectiveness; Electronic Communications.	114
11.03 No Waiver; Cumulative Remedies; Enforcement.	117
11.04 Expenses; Indemnity; Damage Waiver.	117
11.05 Payments Set Aside.	119
11.06 Successors and Assigns.	120
11.07 Treatment of Certain Information; Confidentiality.	124
11.08 Right of Setoff.	126
11.09 Interest Rate Limitation.	126
11.10 Counterparts; Integration; Effectiveness.	126
11.11 Survival of Representations and Warranties.	127
11.12 Severability.	127
11.13 Replacement of Lenders.	127
11.14 Governing Law; Jurisdiction; Etc.	128
11.15 Waiver of Jury Trial.	129
11.16 Subordination.	130
11.17 No Advisory or Fiduciary Responsibility.	130
11.18 Electronic Execution.	131
11.19 USA PATRIOT Act Notice.	131
11.20 ENTIRE AGREEMENT.	131
11.21 Intercreditor Agreement.	132

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BORROWER PREPARED SCHEDULES

Schedule 1.01(c)	Responsible Officers
Schedule 5.10	Insurance
Schedule 5.12	Pension Plans
Schedule 5.20(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.20(b)	Loan Parties
Schedule 5.20(c)	Capitalization
Schedule 5.21(b)	Intellectual Property
Schedule 5.21(c)	Documents, Instrument, and Tangible Chattel Paper
Schedule 5.21(d)(i)	Deposit Accounts & Securities Accounts
Schedule 5.21(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.21(e)	Commercial Tort Claims
Schedule 5.21(f)	Pledged Equity Interests
Schedule 5.21(g)(i)	Mortgaged Properties
Schedule 5.21(g)(ii)	Other Properties
Schedule 5.21(h)	Material Contracts
Schedule 6.13	Excluded Accounts
Schedule 6.23	Landlord Consents for Leased Properties
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments

ADMINISTRATIVE AGENT AND LEAD ARRANGER PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Initial Commitments and Applicable Percentages
Schedule 1.01(e)	Mortgaged Property Support Documents
Schedule 6.18	Post-Closing Matters

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Loan Notice
Exhibit F	Form of Note
Exhibit G	[Reserved]
Exhibit H	Forms of U.S. Tax Compliance Certificates
Exhibit I	Form of Notice of Loan Prepayment
Exhibit J	Form of Solvency Certificate

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is entered into as of November 3, 2016, among Vintage Stock Affiliated Holdings, LLC (the “Initial Borrower” or “Holdings”), Vintage Stock, Inc. (the “Target Borrower” and collectively with the Initial Borrower, the “Borrowers” and each a “Borrower”), the other Guarantors (defined herein), the Lenders (defined herein), Capitala Private Credit Fund V, L.P., in its capacity as lead arranger (the “Lead Arranger”), and Wilmington Trust, National Association as administrative and collateral agent on behalf of the Lenders (“Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November 3, 2016 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Vintage Stock Acquisition Agreement”) among the Borrowers, the holders of all of the outstanding capital stock of the Target Borrower (the “Sellers”), and Rodney Spriggs (the “Sellers’ Representative”), Holdings will purchase 100% of the Equity Interests of the Target Borrower (the “Vintage Stock Acquisition”).

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders make term loans to the Loan Parties in an aggregate amount of $30,000,000 in order to consummate the Vintage Stock Acquisition and pay the Sellers part of the cash consideration for the Vintage Stock Acquisition and to pay certain transaction fees and expenses in connection therewith.

WHEREAS, the Lenders have agreed to make such term loans to the Loan Parties on the terms and subject to the conditions set forth herein to, among other things, fund a portion of the purchase price of the Vintage Stock Acquisition and to pay certain fees and expenses incurred in connection with the Transaction (as defined herein).

WHEREAS, upon the effectiveness of this Loan Agreement, the Initial Borrower and the Target Borrower affirm herein that they are Borrowers under this Agreement and, immediately upon the consummation of the Closing Date, the Borrowers will assume, as a joint and several obligor, all of the Obligations hereunder.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Agreement” means that certain Loan Agreement dated of even date herewith by and among the Target Borrower and Texas Capital Bank, National Association, as lender, as amended or otherwise modified from time to time in accordance with the terms hereof and of the Intercreditor Agreement.

“ABL Facility Available Amount” means, as of any date of determination, an amount determined on a cumulative basis equal to 5.0% of Excess Cash Flow per annum, beginning with the fiscal year ending September 30, 2017.

“ABL Facility Documents” means the ABL Credit Agreement, the Intercreditor Agreement, and the additional “Security Instruments”, as such term is defined in the ABL Credit Agreement, in each case as the Intercreditor Agreement and such additional Security Instruments may be amended or otherwise modified from time to time in accordance with the terms hereof and of the Intercreditor Agreement.

“ABL Facility Indebtedness” means Indebtedness under the ABL Credit Agreement and related ABL Facility Documents.

“ABL Facility Lenders” means the “Lender” as such term is defined in the ABL Credit Agreement.

“ABL Facility Loans” means the loans made pursuant to, and revolving commitments under, the ABL Credit Agreement.

“ABL Facility Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Actual Period” has the meaning set forth in “Consolidated Fixed Charge Coverage Ratio”.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address or such other address as the Administrative Agent may from time to time notify the Borrowers and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. None of the Administrative Agent, the Lead Arranger, the Lenders nor any of their affiliates shall be deemed to be an “Affiliate” of any of the Loan Parties solely by reason of the provisions of the Loan Documents.

“Agent Fee Letter” means that certain fee letter agreement, dated as of the date hereof, between the Borrowers and Administrative Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

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“Agreement” means this Term Loan Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the outstanding principal amount of such Lender’s Term Loans at such time. The Applicable Percentage of each Lender in respect of the Term Loan Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Applicable Premium” means as of the date of the occurrence of an Applicable Premium Trigger Event:

(a)               during the period of time from and after the Closing Date up to (but not including) the date that is the first anniversary of the Closing Date, an amount equal to 2.0% of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders;

(b)               during the period of time from and after the first anniversary of the Closing Date up to (but not including) the date that is the second anniversary of the Closing Date, an amount equal to 1.0% of the principal amount of the Term Loan prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b), (c) or (d) of the definition thereof, deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders; and

(c)               from and after the second anniversary of the Closing Date, zero.

“Applicable Premium Trigger Event” means:

(a)               any prepayment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason pursuant to Section 2.05(a)(i) and Section 2.05(b)(ii) (with respect to any voluntary Dispositions), (iii), (iv) and (vi), whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any insolvency proceeding, notwithstanding any acceleration (for any reason) of the Obligations;

(b)               the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 8.02, including as a result of the commencement of an insolvency proceeding;

(c)               the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any insolvency proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any insolvency proceeding to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations;

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(d)               a Change of Control; or

(e)               the termination of this Agreement for any reason.

For purposes of the definition of the term “Applicable Premium”, if an Applicable Premium Trigger Event occurs under clause (b), (c) or (d), the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.

“Applicable Rate” means, for (a) Base Rate Loans, (i) 11.50% per annum in cash pay plus (ii) 3.00% per annum payable in kind by compounding such interest to the principal amount of the Obligations on each Interest Payment Date, and (b) LIBO Rate Loans, (i) 12.50% per annum in cash pay plus (ii) 3.00% per annum payable in kind by compounding such interest to the principal amount of the Obligations on each Interest Payment Date.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the written consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the remaining term of such lease.

“Availability” has the meaning set forth in the ABL Credit Agreement as in effect on the Closing Date.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as in effect from time to time.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate and (c) the LIBO Rate plus 1.00%; and if the Base Rate shall be less than 1.50%, such rate shall be deemed 1.50% for purposes of this Agreement. For purposes of this definition, the “Prime Rate” shall mean, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in the Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If the Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Administrative Agent (at the direction of the Required Lenders) may select another generally available and recognizable source to use as the basis for the Prime Rate.

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“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meanings specified in the Preliminary Recitals.

“Borrower Line of Business” means the purchase and resale of a selection of entertainment products limited to new and pre-owned movies, video games devices and games, music products and other ancillary products including books, comic books and toys through its retail footprint.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitala” means Capitala Private Credit Fund V, L.P. or any of its Affiliates.

“Capital Expenditures” means, with respect to any Person for any period of determination, any expenditure in respect of the purchase of any fixed or capital asset (excluding normal replacements, improvements and maintenance which are charged to current operations) that are required to be capitalized under GAAP, including expenditures in respect of Capitalized Leases. For purposes of this definition, the purchase price of equipment that is purchased within 180 days of the trade-in of existing equipment, with insurance proceeds (in accordance with Section 2.05(b)), or with the proceeds of cash contributions from Sponsor or another direct or indirect holder of Equity Interests in Borrowers (other than any Specified Equity Contribution or the proceeds of Equity Issuances required to be used for mandatory prepayments in accordance with Section 2.05(b)), shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, the amount of such insurance proceeds, or the cash proceeds of such contributions as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)               direct obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

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(b)               time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one (1) year from the date of acquisition thereof;

(c)               commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d)               marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (e) readily marketable direct obligations issued by any State, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; and

(e)               Investments, classified in accordance with GAAP as current assets of any Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Change of Control” means an event or series of events by which:

(a)               Live Ventures shall at any time cease to own and control, directly or indirectly, of record and beneficially, 100% of the issued and outstanding Equity Interests of Holdings on a fully diluted basis;

(b)               Isaac Capital, Jon Isaac and Antonios Isaac shall at any time cease to own and control, directly or indirectly, 30% of the aggregate Equity Interests in Live Ventures;

(c)               any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date) of Persons other than Isaac Capital, Jon Isaac and Antonios Isaac shall have acquired greater than a 30% beneficial ownership in Live Venture’s Equity Interests;

(d)               a majority of the seats (other than vacant seats) on the board of directors or other governing body of Live Ventures shall at any time be occupied by Persons other than those Persons who are members of the board of directors on the Closing Date;

(e)               (i) the Chief Executive Officer of Live Ventures shall at any time cease to be Jon Isaac, or (ii) the Chief Executive Officer of the Target Borrower shall at any time cease to be Rodney Spriggs, Steve Wilcox, or Paul Harris.

(f)                the Sponsor shall cease to have the right, directly or indirectly, to elect or appoint a majority of the members of the board of directors or other governing body of Holdings;

(g)               Holdings ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests (both voting and economic) of the Target Borrower and the other Loan Parties (excluding directors’ qualifying shares required by Law) except as otherwise expressly permitted under this Agreement;

(h)               there is a “change of control” or any comparable term under, and as defined in, the ABL Facility Documents or any other Indebtedness with an outstanding principal amount in excess of the Threshold Amount shall have occurred; or

(i)                 there is a sale of all or substantially all of any Loan Party’s assets.

“Closing Date” means the date hereof.

“Closing Fee” has the meaning specified in Section 2.09(a) hereof.

“Code” means the U.S. Internal Revenue Code of 1986.

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“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Assignment of Vintage Stock Acquisition Agreement” means that certain collateral assignment agreement dated the date hereof by and among the Sellers, the Sellers’ Representative, the Borrowers and the Administrative Agent, in form and substance reasonably satisfactory to the Lead Arranger.

“Collateral Documents” means, collectively, the Security Agreement, any Mortgages, any related Mortgaged Property Support Documents, each Guaranty, each Key-Man Collateral Assignment Agreement, the Collateral Assignment of Vintage Stock Acquisition Agreement, each Qualifying Control Agreement, each Joinder Agreement, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make the Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitment of all of the Lenders on the Closing Date shall be $30,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrowers and their Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Capital Expenditures” means, for any period of determination, for the Borrowers and their Subsidiaries on a Consolidated basis, all Capital Expenditures.

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“Consolidated EBITDA” means, for any period of determination, the sum of the following determined on a Consolidated basis, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for the most recently completed Measurement Period plus (b) each of the following to the extent deducted in calculating such Consolidated Net Income (without duplication) for the most recently completed Measurement Period: (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, including State, franchise and similar taxes and withholding taxes for such period, taxes in lieu of income taxes and payroll tax credits, income tax credits and similar tax credits, (iii) depreciation and amortization expense including amortization of debt expense, (iv) non-cash charges and losses including write-offs or write-downs (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), and (v) fees, charges and expenses paid by Holdings and its Subsidiaries in connection with the Transactions that are paid or otherwise accounted for within 180 days of the Closing Date in an amount not to exceed $1,800,000 in the aggregate, (vi) actual cash losses arising from stores that Target Borrower has operated less than twelve (12) months at the time of determination not to exceed an aggregate amount of $150,000 per annum, (vii) one-time, non-recurring charges paid in cash not to exceed $650,000 in the aggregate per annum, provided that such charges are approved by the Lead Arranger, such approval not to be unreasonably withheld or delayed, and (viii) Management Fees paid by Borrowers, as permitted pursuant to the Loan Documents, and less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for the most recently completed Measurement Period non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

For the purposes of determining the Consolidated Total Leverage Ratio as required by Section 4.01(i)(v) and otherwise, Consolidated EBITDA for the monthly periods ending below shall be deemed to equal (it being understood that such amounts are subject to future adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any future calculation on a Pro Forma Basis):

Fiscal Month Ending	Consolidated EBITDA
October 31, 2015	$507,261
November 30, 2015	$1,054,957
December 31, 2015	$2,430,815
January 31, 2016	$960,145
February 28, 2016	$1,357,194
March 31, 2016	$1,273,635
April 30, 2016	$769,495
May 31, 2016	$1,121,512
June 30, 2016	$712,237
July 31, 2016	$1,246,790
August 31, 2016	$1,456,779
September 30, 2016	$720,226

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“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all non-financed (for the avoidance of doubt, Capital Expenditures financed by any customer of the Borrowers or its Subsidiaries shall not be considered non-financed Capital Expenditures) cash Capital Expenditures, to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, plus (ii) regularly scheduled principal payments, but excluding, for the avoidance of doubt, mandatory prepayments made pursuant to Section 2.05(b) hereof and any similar payments made pursuant to similar provisions in the ABL Facility Documents (to the extent such payments are permitted by the Intercreditor Agreement), plus (iii) Restricted Payments paid in cash, plus (iv) the aggregate amount of federal, state, local and foreign income taxes paid in cash, in each case of clauses (b)(i) through (iv), of or by the Borrowers and their Subsidiaries for the most recently completed Measurement Period.

For purposes of determining the Consolidated Fixed Charge Coverage Ratio for any Measurement Period including periods prior to the Closing Date, the amounts described in clauses (a) and (b) hereof shall be equal to (i) the amounts thereof paid or distributed during the period beginning November 1, 2016, and ending on the last day of the relevant calculation period (the “Actual Period”) multiplied by (ii) a fraction, the numerator of which is 360 and the denominator of which is the number of days in the relevant Actual Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrowers and their Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations hereunder and obligations under the Subordinated Acquisition Note) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but specifically excluding reimbursement obligations under letters of credit to the extent the same would be duplicative of any indebtedness or other obligations described in the other clauses of this definition; (d)  all Attributable Indebtedness; (e) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrowers or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrowers or such Subsidiary. For purposes of this definition, (x) the amount of any Consolidated Funded Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness and (y) solely with respect to Indebtedness in respect of a revolving credit facility (including, without duplication, indebtedness constituting Guarantee obligations in respect thereof and, including, without limitation, Indebtedness arising under the ABL Facility Documents), any calculation of Consolidated Funded Indebtedness hereunder shall calculate such amount by taking the average month-end balance of such Indebtedness as of the last day of each fiscal month of the Borrowers and their Subsidiaries for the Measurement Period immediately preceding such date of determination for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01(b) or (c).

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“Consolidated Interest Charges” means, for any Measurement Period, as calculated in accordance with GAAP, the sum of (a)(i) total interest expense and, to the extent not included in total interest expense, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) all interest paid or payable with respect to discontinued operations plus (iii) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by any Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period minus the sum of (b)(i) the net amount receivable in respect of Swap Contracts relating to interest during such Measurement Period (solely to the extent actually paid or received during such Measurement Period) plus (ii) all interest income earned during such Measurement Period.

“Consolidated Net Income” means, at any date of determination, calculated in accordance with GAAP, the net income (or loss) of the Borrowers and their Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary, unless waived, during such Measurement Period, except that any Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Borrowers’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed or dividended by such Person during such Measurement Period to such Borrowers or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Borrowers as described in clause (b) of this proviso).

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrowers and their Subsidiaries on a Consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness, (c) shall include voluntary prepayments permitted pursuant to Section 2.05(a), (d) shall include any permanent reductions in the revolving commitments under the ABL Facility Loans as a result of any voluntary prepayments during the applicable Measurement Period, and (e) with respect to clauses (c) and (d), for the avoidance of doubt, shall not include any mandatory prepayments required pursuant to Section 2.05(b).

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“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrowers and their Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, for 10% or more of the Equity Interests of a Person by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Curable Default” has the meaning specified in Section 8.04.

“Cure Notice” has the meaning specified in Section 8.04.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.02.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(xii).

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Term Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

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“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to pay to the Administrative Agent or any Related Party thereof any amount required to be paid by it hereunder within two (2) Business Days after demand by the Administrative Agent (but only for so long as such amount payable under this clause (a) remains unpaid), or (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (iii) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable and good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (iv) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent and the Borrowers. Any determination by the Administrative Agent that a Lender is a Defaulting Lender pursuant to the above criteria, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the Lead Arranger and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute a Disqualified Equity Interest, in each case, prior to the date that is 91 days after the then-applicable latest Maturity Date of the Term Loans at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or other Disposition, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or other Disposition are subject to the prior payment in full of the Obligations.

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“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws (including the common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to human health, safety, pollution or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization of a Governmental Authority or Governmental Approval required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition or any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Loan Party and any other Person under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any Lien under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate or (i) a failure by any Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrowers, an amount equal to the sum of (a) Consolidated EBITDA for such fiscal year, (b) plus any tax refunds received by any Loan Party during such period, minus (c) the non-financed portion of Consolidated Capital Expenditures for such fiscal year (including, for purposes of clarification, Consolidated Capital Expenditures paid in cash any Borrower and its Subsidiaries in such fiscal year that are subject to deferred reimbursement by any customers or potential customers, in each case pursuant to a written contractual agreement, but have not been reimbursed in such fiscal year), and minus (d) without duplication, the aggregate sum of the following for such fiscal year:

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(i)	Consolidated Interest Charges actually paid in cash by each Borrower and its Subsidiaries,

(ii)	cash taxes paid for such fiscal year and distributions made with respect to the net taxable income of each Borrower and its Subsidiaries for such fiscal year (whether such tax distributions are made in such fiscal year or the subsequent fiscal year) as permitted by Section 7.06(e) and cash reserves required by Law to be set aside or payable for such purposes,

(iii)	Consolidated Scheduled Funded Debt Payments, and

(iv)	Management Fees, non-recurring cash costs, expenses and fees incurred during such period in connection with or as a result of the Transactions, including but not limited to integration expenses, severance expense, retention, and restructuring expense, or costs relating to the consolidation of facilities incurred in connection with or as a result of the Transactions to the extent added back in the calculation of Consolidated EBITDA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means, collectively, (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) zero balance accounts and (D) fiduciary or trust accounts.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by any Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (including for the avoidance of doubt, proceeds of any key-man insurance) (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments; provided that, an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto or to the extent that such proceeds of insurance or indemnity payments are used to remedy the condition (if such condition can be remedied) giving rise to such proceeds of insurance of indemnity payments.

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“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated and (b) all Obligations have been paid in full (other than contingent indemnification obligations).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Administrative Agent for such day for such transactions from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means (a) if each Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if it is not the case that each Borrower is a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, the direct and indirect Subsidiaries of the Borrowers as are or may from time to time become parties to this Agreement pursuant to Section 6.13.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the preamble hereto.

“Incremental Excess Cash Flow Amount” has the meaning specified in Section 2.05(a)(iii).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)               all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)               the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)               net obligations of such Person under any Swap Contract;

(d)               all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than one hundred and eighty (180) days after the date on which such trade account was created);

(e)               indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the lesser of the fair market value of such Property and the principal amount of such Indebtedness if recourse is solely to such Property;

(f)                all Attributable Indebtedness in respect of Capitalized Leases of such Person;

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(g)               the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the Maturity Date of the Term Loan (as determined on the date of issuance thereof) (other than in connection with change of control events and Dispositions to the extent that the terms of such Equity Interests provide that such Person may not redeem any such Equity Interests in connection with such change of control event or Disposition unless such redemption is subject to the prior payment in full of the Obligations); and

(h)               all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding anything herein to the contrary, for purposes of representations, covenants and calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur hereafter.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Borrower” has the meaning set forth in the Preliminary Recitals.

“Initial Borrowing” has the meaning specified in Section 2.01.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Debt” has the meaning specified in Section 7.02.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated of even date herewith by and among the Administrative Agent and the ABL Facility Lender, and acknowledged by the Borrowers and certain subsidiaries thereof, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, in form and substance reasonably satisfactory to Lead Arranger.

“Interest Payment Date” means, (i) the first day of each month and (ii) the Maturity Date of such Loan, whether by acceleration or otherwise.

“Interest Period” means, with respect to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan (i) is disbursed or (ii) converted to or continued as a LIBO Rate Loan, which date, for purposes of this clause (i) shall occur on the date that such LIBO Rate Loan is disbursed through the last day of such calendar month, and for purposes of this clause (ii), shall occur solely on the first day of a month and end on the date one (1) month thereafter; provided that:

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(a)               any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(b)               no Interest Period shall extend beyond the Maturity Date of the Term Loan.

“Interim Financial Statements” has the meaning specified in Section 4.01(f)(ii).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) a purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person or (ii) assets of another Person who is a competitor of, or is in a similar line of business as, the Loan Parties (other than inventory and fixtures in the ordinary course of business). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation, eminent domain proceeding or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Isaac Capital” means Isaac Capital Group.

“Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.13.

“Key-Man Collateral Assignment Agreements” has the meaning specified in Section 6.21.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“Landlord Consent Period” shall have the meaning specified in Section 6.23.

“Lead Arranger” means Capitala, in its capacity as lead arranger.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns (with respect to assigns, in accordance with the terms of this Agreement).

“Lending Office” means, as to the Administrative Agent (if applicable) or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“LIBO Rate” means the greater of (a) a rate per annum equal to (i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable Loan that is a LIBOR Loan that appears on Bloomberg ICE LIBOR Screen (or any successor thereto) that displays an average ICE Benchmark Administration Limited Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein), and (b) 0.50% per annum.

“LIBO Rate Loan” means a Term Loan that bears interest at a rate based on the LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing); provided that, in no event shall an operating lease in and of itself constitute a Lien.

“Live Ventures” means Live Ventures Incorporated.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of the Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Agent Fee Letter, (e) the Intercreditor Agreement, (f) the Management Fee Subordination Agreement and (g) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing.

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“Loan Notice” means a notice substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent and Lead Arranger (including any form on an electronic platform or electronic transmission system as may be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrowers for the Loan Notice with respect to the Loans to be made on the Closing Date and for all other Loan Notices delivered hereunder pursuant to Section 2.02(a).

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Management Agreement” means the Advisory Services Agreement among Sponsor and the Borrowers dated as of the date hereof.

“Management Fee” means an annual management fee payable by Borrowers to Sponsor in an amount not to exceed $400,000 per annum and reasonable fees and expenses as provided under the Management Agreement, which fee is payable pursuant to the Management Agreement and subject to the Management Fee Subordination Agreement and the terms hereof; provided that if any portion of such $400,000 per annum fee is not paid during any fiscal year, then, in subsequent fiscal years, such management fee may be increased by such unpaid portion until paid, subject to the Management Fee Subordination Agreement.

“Management Fee Subordination Agreement” means that subordination agreement dated as of the date hereof from Sponsor in favor of the Administrative Agent, which shall be in form and substance satisfactory to the Lead Arranger in its sole discretion.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of any Borrower or any Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken a whole, of any Loan Document to which they are a party.

“Material Contract” means, with respect to any Person, each contract or agreement (a) to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 or more in any year or (b) any other contract, agreement, permit or license, written or oral, of any Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means November 3, 2021 and; provided that, if such date is not a Business Day, the Maturity Date shall be the immediately following Business Day.

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“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrowers.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust and deeds executed by a Loan Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent.

“Mortgaged Property” means any Real Estate of a Loan Party listed on Schedule 5.21(g)(i) and any other owned real property of a Loan Party that is or will become encumbered by a Mortgage in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Mortgaged Property Support Documents” means with respect to any real property subject to a Mortgage, the deliveries and documents described on Schedule 1.01(e) attached hereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) in connection with any Disposition or Involuntary Disposition, the proceeds thereof received by Holdings, each Borrower or their Subsidiaries in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition or Involuntary Disposition, net of the sum of (i) reasonable out-of-pocket attorneys’ fees, accountants’ fees and investment banking and advisory fees incurred by Holdings, each Borrower or their Subsidiaries in connection with such Disposition or Involuntary Disposition, (ii) principal, premium or penalty, interest and other amounts required to be paid in respect of the ABL Facility Loans, subject to the Intercreditor Agreement, or the Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Involuntary Disposition (other than any Lien pursuant to a Collateral Document or a Lien which is expressly pari passu with or subordinate to the Liens under the Loan Documents) or, in the case of any Disposition or Involuntary Disposition relating to assets of a Foreign Subsidiary that is not a Loan Party, principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness of such Foreign Subsidiary as a result of such Disposition or Involuntary Disposition, (iii) taxes (and the amount of any distributions made pursuant to Section 7.06(e) to permit Holdings or any direct or indirect parent company of Holdings to pay taxes) (including sales, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iv) any reserve established in accordance with GAAP; provided that, such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve and (b) in connection with any Equity Issuance or Debt Issuance, the cash proceeds received by Holdings, each Borrower and their Subsidiaries from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions actually incurred in connection therewith, in each case as determined reasonably and in good faith by a Responsible Officer of the Borrowers.

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“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, or all Lenders or all affected Lenders in a Facility, in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Consenting Property” means any leased property set forth on Schedule 6.23 for which the Loan Parties fail to deliver a landlord consent pursuant to Section 6.23 within the Landlord Consent Period.

“Non-Consenting Properties” means, collectively, each Non-Consenting Property.

“Non-Consenting Property Prepayment” means an amount equal to (a) the quotient of (i) the aggregate sum of the Retail EBITDA of the retail stores located at each Non-Consenting Property for the most recently completed Measurement Period, and (ii) the number of Non-Consenting Properties; multiplied by (b) the difference between (x) the total number of Non-Consenting Properties and (y) three.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Payment Penalty” has the meaning specified in Section 8.01(a).

“Note” means a promissory note made by each Borrower in favor of a Lender evidencing the Term Loan made by such Lender, substantially in the form of Exhibit F.

“Notice of Loan Prepayment” means a written notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as may be approved by the Administrative Agent), signed by a Responsible Officer of the Borrowers.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (c) any Applicable Premium.

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“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loan occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

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“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to any Borrower or any Subsidiary; provided that, if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Borrower and its Subsidiaries; and (e) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan), maintained for employees of any Borrower or any such Plan to which any Borrower is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 11.02(d).

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means:

(a)               for any Disposition of all or substantially all of a division or a line of business, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(i)	in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of each Borrower and its Subsidiaries for such Measurement Period;

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(ii)	interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of each Borrower and its Subsidiaries for such Measurement Period;

(iii)	any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrowers and their Subsidiaries for such Measurement Period; and

(b)               for any acquisition of all or substantially all of a division or a line of business, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(i)	in the case of an actual or proposed acquisition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such acquisition shall be included in the results of each Borrower and its Subsidiaries for such Measurement Period;

(ii)	interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of each Borrower and its Subsidiaries for such Measurement Period;

(iii)	any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrowers and their Subsidiaries for such Measurement Period; and

(c)               the above pro forma calculations shall be made in good faith by a financial or accounting officer of Borrowers who is a Responsible Officer.

(d) Notwithstanding anything to the contrary herein, all items included in any pro forma adjustment and calculation shall be limited solely to those items otherwise included as add-backs to Consolidated EBITDA pursuant to the definition thereof.

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“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default or Event of Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“Pro Forma Financial Statements” has the meaning specified in Section 4.01(f)(ii).

“Public Lender” has the meaning specified in Section 11.02(d).

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and the Lead Arranger and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Real Estate” has the meaning specified in Section 6.13(c).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Rejection Notice” has the meaning specified in Section 2.05(b)(xii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the applicable notice period has been waived.

“Required Contribution Date” has the meaning specified in Section 8.04.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning set forth in Section 9.06.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent or Required Lenders, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent or the Required Lenders, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent or the Required Lenders, as applicable.

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“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to the Subordinated Acquisition Note or other subordinated Indebtedness, and (e) any payment made with respect to management or sponsor fees and reimbursable expenses or indemnities.

“Retail EBITDA” means, for any period of determination, the sum of the following, without duplication, (a) the net earnings of a retail store for the most recently completed Measurement Period, plus (b) each of the following to the extent deducted in calculating such net earnings (without duplication) for the most recently completed Measurement Period: (i) interest charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash charges and losses including write-offs or write-downs (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), in each case (i)-(iv), solely with respect to the operations of such retail store, and less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of net earnings of such retail store for the most recently completed Measurement Period, non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

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“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SBA Forms” means the United States Small Business Administration Forms 480, 652(1) and 1031 completed by the Loan Parties, in each case, in form and substance satisfactory to the Lead Arranger.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Sellers” has the meaning specified in the Preliminary Statements hereto.

“Sellers’ Representative” has the meaning specified in the Preliminary Statements hereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” has the meaning specified in Section 8.04.

“Sponsor” means Live Ventures.

“Subordinated Acquisition Note” means that certain subordinated promissory note, dated the date hereof, made by Holdings in favor of the Sellers in an amount not exceeding $10,000,000, subject to the terms of the Subordination Agreement.

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“Subordination Agreement” means that certain Subordination Agreement dated the date hereof by and among the Sellers, the Sellers’ Representative (as defined therein), the Administrative Agent, the Lead Arranger and acknowledged by Holdings.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender)

“Target Borrower” has the meaning set forth in the Preliminary Recitals.

“Tax Group” has the meaning set forth in Section 7.06(e) hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Loan Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Term Loan” means an advance made by any Lender under the Term Loan Facility.

“Threshold Amount” means $500,000.

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of all Term Loans of such Lender at such time.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the ABL Facility Documents to which they are or are intended to be a party, (b) the refinancing of certain Indebtedness of the Loan Parties on the Closing Date, (c) the consummation of the Vintage Stock Acquisition, (d) the entering into by the Loan Parties and their applicable Subsidiaries of the Vintage Stock Acquisition Related Documents to which they are or are intended to be a party and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Vintage Stock Acquisition” has the meaning specified in the Preliminary Statements hereto.

“Vintage Stock Acquisition Agreement” has the meaning specified in the Preliminary Statements hereto.

“Vintage Stock Acquisition Related Documents” means the Vintage Stock Acquisition Agreement and all other documents related thereto or executed in connection therewith.

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“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote may be suspended by the happening of such contingency.

“Wilmington Trust” means Wilmington Trust, National Association.

1.02          Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03          Accounting Terms.

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(a)               Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of each Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)               Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, Lead Arranger, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) each Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)               Pro Forma Treatment. Each Disposition and each acquisition of all or substantially all of a line of business by any Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period.

1.04          Rounding.

Any financial ratios required to be maintained by any Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06          [Reserved].

1.07          UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

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1.08          LIBO Rate.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

Article II

COMMITMENTS AND CREDIT EXTENSIONS

2.01          Term Loan Borrowing; Commitments.

(a)               Term Borrowing. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrowers, in Dollars, on the Closing Date (the “Initial Borrowing”) in an amount equal to such Lender’s Applicable Percentage of the Term Loan Facility. The Initial Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility.

(b)               The Initial Borrowing repaid or prepaid may not be reborrowed.

(c)               The Term Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(d)               Each Lender’s Commitment shall automatically terminate on the Closing Date upon the funding of such Lender’s Term Loan.

2.02          Borrowings, Conversions and Continuations of Loans.

(a)               Notice of Borrowing. The Initial Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which shall be given by a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of the conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans (except in the case of the Initial Borrowing, for which notice must be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the Closing Date). Each conversion to or continuation of LIBO Rate Loans shall be in a principal amount of the entire principal thereof then outstanding. Each conversion to Base Rate Loans shall be in a principal amount of the entire principal thereof then outstanding. Each Loan Notice shall specify (A) whether the Borrowers are requesting an Initial Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, (B) the requested date of the Initial Borrowing, conversion or continuation, as the case may be (which shall be a Business Day, and with respect to a conversion or continuation, the first day of a month), (C) the principal amount of Loans to be borrowed, converted or continued, and (D) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrowers fail to specify a Type of Loan in a Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, LIBO Rate Loans with an Interest Period of one (1) month. For the avoidance of doubt, all LIBO Rate Loans, whether by requested or automatic conversion or continuation, shall have an Interest Period of one (1) month.

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(b)               Advances. Following receipt of a Loan Notice, in the case of the Initial Borrowing, and upon Borrowers’ satisfaction of the applicable conditions set forth in Section 4.01, each Lender shall make the amount of its Loan available to the Borrowers by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Lead Arranger by the Borrowers.

(c)               LIBO Rate Loans. Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default, no Loans may be converted to or continued as LIBO Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding LIBO Rate Loans be converted immediately to Base Rate Loans.

(d)               Notice of Interest Rates. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate.

2.03          [Reserved].

2.04          [Reserved].

2.05          Prepayments.

(a)               Optional.

(i)                 The Borrowers may, upon notice to the Administrative Agent by delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay the Term Loan in whole or in part after the Closing Date, subject to the Applicable Premium and Section 3.05; provided that, unless otherwise agreed by the Administrative Agent, such notice must be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to any date of prepayment of the Term Loan. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). The Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with the Applicable Premium, if applicable, and any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loan pursuant to this Section 2.05(a) shall be applied pro rata to the remaining installments of the Term Loan until paid in full. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

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(ii)              Notwithstanding anything to the contrary in the foregoing clause (a)(i) regarding the payment of any Applicable Premium, the Borrowers may, upon notice to the Administrative Agent by delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time (A) voluntarily prepay all or any portion of $3,000,000 of the Term Loan, (B) from after the Closing Date up to the first anniversary of the Closing Date, in addition to the prepayment amount specified in clause (A), voluntarily prepay the Term Loan in an amount not exceeding $1,450,000 and (C) from and after the first anniversary of the Closing Date up to the second anniversary of the Closing Date, in addition to the prepayment amount specified in clause (A), voluntarily prepay the Term Loan in an amount not exceeding $2,900,000, less any amount prepaid pursuant to clause (B), in each case, without such prepayment being subject to payment of the Applicable Premium (but such prepayment shall be subject to the other terms and conditions of clause (a)(i) above).

(iii)            Commencing with the fiscal year ended September 30, 2017, the Borrowers may also voluntarily prepay the Loans under this clause (a) in excess of any mandatory prepayments required to be made pursuant to Section 2.05(b)(i) below in an aggregate amount of this clause (a)(iii) and Section 2.05(b)(i) combined not to exceed 75% of Excess Cash Flow for the fiscal year covered by financial statements required to be delivered pursuant to Section 6.01(a), (any such amount of the Loans that may be prepaid pursuant to this clause (a)(iii), the “Incremental Excess Cash Flow Amount”), which Incremental Excess Cash Flow Amount shall not be subject to payment of any Applicable Premium. For the avoidance of doubt, no payment of the Incremental Excess Cash Flow Amount shall be subject to payment of any Applicable Premium, whenever paid and whether paid as a partial prepayment of the Loans or in conjunction with a satisfaction in full of the Loans.

(b)               Mandatory.

(i)                 Excess Cash Flow. Commencing with the fiscal year ended September 30, 2017, on the date that is no later than five (5) Business Days after financial statements are required to be delivered pursuant to Section 6.01(a), the Borrowers shall prepay the Loans as hereafter provided in an aggregate amount equal to 50% of Excess Cash Flow for the fiscal year covered by such financial statements.

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(ii)              Dispositions and Involuntary Dispositions. The Borrowers shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions outside the normal course of business (other than Permitted Transfers and Dispositions permitted pursuant to Section 7.05(c), (d), (e), (h), (i) and (k) but including proceeds of the sale of equity securities of any Subsidiary of any Borrower, and insurance and condemnation proceeds) and Involuntary Dispositions, in each case in excess of $250,000 in the aggregate, promptly upon receipt thereof by such Loan Party or Subsidiary, together with the Applicable Premium with respect solely to any voluntary Dispositions; provided that, so long as no Default or Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied, at the election of Borrowers (as notified by Borrowers to the Administrative Agent in writing on or prior to the date of such Disposition or Involuntary Disposition) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in like operating assets within 180 days after the receipt of such Net Cash Proceeds; provided that, if such Net Cash Proceeds shall have not been so reinvested shall be immediately applied to prepay the Loans.

(iii)            Equity Issuance. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance (other than any Equity Issuance to officers and employees pursuant to employee benefit or incentive plans or other similar arrangements adopted in the ordinary course of business), the Borrowers shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds, together with the Applicable Premium.

(iv)             Debt Issuance. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrowers shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds, together with the Applicable Premium.

(v)               Extraordinary Receipts. Immediately upon receipt by any Loan Party or any Subsidiary of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section, the Borrowers shall prepay the Loans as hereinafter provided in an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom

(vi)             Specified Equity Contributions. Immediately upon the receipt by any Loan Party or any Subsidiary of the proceeds of any Specified Equity Contribution pursuant to Section 8.04, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such proceeds

(vii)          Change of Control. Immediately upon a Change of Control, the Borrowers shall prepay the Loan in full together with all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document.

(viii)        Non-Consenting Property Prepayment. In the event that the Loan Parties fail to obtain landlord consents as required pursuant to Section 6.23 herein, the Borrowers shall prepay the Loan as hereinafter provided in an aggregate amount equal to the Non-Consenting Property Prepayment. Notwithstanding anything to the contrary herein, such Non-Consenting Property Prepayment shall be paid on the first Business Day immediately following the expiration of the Landlord Consent Period.

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(ix)             Application of Payments. Each prepayment of the Term Loan pursuant to the foregoing provisions of Section 2.05(b)(i)-(vii) shall be applied pro rata to the remaining installments of the Term Loan and, subject to Section 2.15, in accordance with each Lender’s respective Applicable Percentage of the Term Loan.

(x)               Notice of Mandatory Prepayments. The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.05(b), (i) a certificate signed by a Responsible Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) a Notice of Loan Prepayment, to the extent practicable, at least three (3) days’ prior to such prepayment, which notice of prepayment shall specify the prepayment date, the Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(xi)             For the avoidance of doubt, all prepayments under this Section 2.05(b) shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(xii)          Notwithstanding anything to the contrary in Section 2.05, each Lender may reject all of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 2.05(b) by providing written notice (each a “Rejection Notice”) to the Administrative Agent and the Borrowers no later than 5:00 pm one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of the Term Loans allocated to such Lender.

(c)               Upon the occurrence of an Applicable Premium Trigger Event under clause (b) through (f) of the definition thereof, the entire outstanding amount of the Term Loan shall be prepaid in full on the date on which such Applicable Premium Trigger Event occurs together with all interest accrued and unpaid thereon, all other amounts owing or payable hereunder or under any other Loan Document, and the Applicable Premium, which shall constitute part of the Obligations for all purposes herein.

(d)               Upon the occurrence of an Applicable Premium Trigger Event, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, the Applicable Premium. Any Applicable Premium payable in accordance with this Section 2.05 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event, and the Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing. The Applicable Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWERS AND GUARANTORS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrowers and Guarantors expressly agree that (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Lenders and the Borrowers and Guarantors giving specific consideration in this transaction for such agreement to pay the Applicable Premium, (D) the Borrowers and Guarantors shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05, (E) their agreement to pay the Applicable Premium is a material inducement to the Lenders to provide the Commitments and make the Term Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Premium Trigger Event.

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2.06          [Reserved].

2.07          Repayment of Loans.

The Borrowers shall repay to the Lenders a principal repayment installment on the Term Loans in an amount equal to $725,000 on March 31, June 30, September 30 and December 31 of each year, with the first such payment due and payable on December 31, 2016; provided that, (i) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for such Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans (including all accrued and unpaid Interest) outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrowers (other than principal repayment installments on LIBO Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrowers on a LIBO Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

2.08          Interest and Default Rate.

(a)               Interest. Subject to the provisions of Section 2.08(b), (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)               Default Rate.

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(i)                 Upon the occurrence of any Event of Default, all outstanding Obligations shall automatically accrue interest at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Upon an Event of Default the Lead Arranger shall endeavor, but is not obligated, to provide Borrowers written notice of the imposition of the Default Rate of interest; provided, however, failure to provide such written notice shall not in any way impair the rights and remedies available to the Lead Arranger, the Administrative Agent, or the Lenders under the Loan Documents, applicable Law, or in equity. For the avoidance of doubt, upon an Event of Default, interest shall automatically accrue at the Default Rate as of the date upon which the Event of Default first occurred, notwithstanding any written notice set forth in this Section 2.08(b).

(ii)              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)               Interest Payments. Interest on each Loan shall be due and payable in arrears (or with respect to any interest payable in kind on the Loans, accrued on the principal amount of the Obligations in arrears) on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09          Fees.

(a)               Closing Fees. The Borrowers shall pay to the Lead Arranger for its own account a closing fee in the amount of $810,000 (the “Closing Fee”) which shall be fully earned and due and payable on the Closing Date. The Closing Fee shall not be refundable for any reason whatsoever.

(b)               Other Fees. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Agent Fee Letter. In each case, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10          Computation of Interest and Fees.

All computations of interest with respect to LIBO Rate Loans shall be made on the basis of a year of 360 days, as the case may be, and actual days elapsed. All computations of interest with respect to Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11          Evidence of Debt.

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The Term Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loan made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12          Payments Generally; Administrative Agent’s Clawback.

(a)               General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07 and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)               (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Initial Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may (but is not obligated to do so), in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Initial Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate then applicable to the Term Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Initial Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Initial Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(ii)              Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received written notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrowers will not make such payment, the Administrative Agent may assume that such Borrowers have made such payment on such date in accordance herewith and may (but is not obligated to do so), in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if any Borrower have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)               Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the Initial Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)               Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loan and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)               Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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(f)                Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (i) the Initial Borrowing shall be made from the Lenders and each payment of fees under Section 2.09 (other than Section 2.09(b)) shall be made for the account of the Lenders; (ii) each Initial Borrowing shall be allocated pro rata among the Lenders according to the amounts of respective Loans that are to be included in such Initial Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrowers shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrowers shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

2.13          Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact in writing, and (B) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                 if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)              the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) [reserved], or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

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Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14          [Reserved].

2.15          Defaulting Lenders.

(a)               Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                 Waivers and Amendments; Fees of Defaulting Lenders. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01. Further, any Defaulting Lender shall not be entitled to any fees for so long as it remains a Defaulting Lender.

(ii)              Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that, if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(b)               Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Lead Arranger agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Required Lenders may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes.

Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(a)               If any Loan Party or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)               Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)               Tax Indemnifications.

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(i)                 Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)              Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)               Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.

(e)               Status of Lenders; Tax Documentation.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)              Without limiting the generality of the foregoing, with respect to each Borrower that is a U.S. Person,

(A)             any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W 8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed originals of IRS Form W-8ECI;

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

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(4)               to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W 8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

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(f)                Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)               Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

3.02          Illegality and Designated Lenders.

If, after the Closing Date, any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to the Initial Borrowing or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to the Initial Borrowing or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBO Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, within ten (10) days of written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

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3.03          Inability to Determine Rates.

(a)               If in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent or Required Lenders determine that (A) deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, or (B) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders reasonably determine that for any reason LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended (to the extent of the affected LIBO Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBO Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a conversion to or continuation of LIBO Rate Loans (to the extent of the affected LIBO Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a conversion to Base Rate Loans in the amount specified therein.

(b)               Notwithstanding the foregoing, if the Administrative Agent or Required Lenders have made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Borrowers and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

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3.04          Increased Costs; Reserves on LIBO Rate Loans.

(a)               Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d));

(ii)              subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Term Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)               Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s or the holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)               Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

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(d)               Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e)               Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, the Loan Parties shall not be required to compensate a Lender pursuant to this Section 3.04(e) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the applicable Lender Party of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving ruse to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05          Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)               any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the first day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), except to the extent that a payment or prepayment is mandatory pursuant to Section 2.05(b); or

(b)               any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers;

(c)               any assignment of a LIBO Rate Loan on a day other than the first day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

in each case, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

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3.06          Mitigation Obligations; Replacement of Lenders.

(a)               Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 11.13.

3.07          Survival.

All of each Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

Article IV

CONDITIONS PRECEDENT TO BORROWING

4.01          Conditions of Initial Borrowing.

The obligation of each Lender to fund its Term Loan hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)               Representations and Warranties. The representations and warranties of each Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of the Initial Borrowing and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of the Initial Borrowing, and except that for purposes of this Article IV, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

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(b)               Default. No Default or Event of Default shall exist, or would result from such proposed Initial Borrowing or from the application of the proceeds thereof.

(c)               Execution of Term Loan Agreement; Loan Documents. The Administrative Agent and Lead Arranger shall have received executed copies of (i) this Agreement, (ii) for the account of each Lender requesting a Note, an executed Note, (iii) the Security Agreement, (iv) the Management Fee Subordination Agreement, (v) the Intercreditor Agreement and each other Collateral Document, (vi) the SBA Forms, and (vii) counterparts of any other Loan Document, in each case, executed by a Responsible Officer of each Loan Party and any other Persons party thereto, in form and substance reasonably acceptable to the Lead Arranger.

(d)               Officer’s Certificate. The Administrative Agent and the Lead Arranger shall have received an officer’s certificate dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party executing the Loan Documents.

(e)               Legal Opinions of Counsel. The Administrative Agent and Lead Arranger shall have received an opinion or opinions (including, one (1) local counsel opinion per applicable jurisdiction) of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Lead Arranger.

(f)                Financial Conditions. The Administrative Agent, Lead Arranger and the Lenders shall have received copies of each of the following, in each case in form and substance reasonably satisfactory to the Lead Arranger:

(i)                 satisfactory evidence that the Loan Parties shall have received not less than $8,000,000 as of the Closing Date in cash proceeds from a direct or indirect capital contribution to its equity from the Sponsor on terms and conditions satisfactory to the Lead Arranger; and

(ii)              an interim Consolidated balance sheet and statement of income and cash flow of the Target Borrower for (i) the most recent fiscal quarter and (ii) the fiscal months ending July 31, 2016, August 31, 2016 and September 30, 2016 (such balance sheets and statements of income, collectively, the “Interim Financial Statements”) and a pro forma Consolidated balance sheet and statement of income and cash flow of the Loan Parties for (i) the most recent fiscal quarter and (ii) the fiscal months ending July 31, 2016, August 31, 2016 and September 30, 2016 (such balance sheets and statements of income, collectively, the “Pro Forma Financial Statements”) with satisfactory evidence that Consolidated EBITDA calculated for the twelve month period ending on the last day of the most recently completed fiscal month prior to the Closing Date is equal to or exceeds $13,200,000;

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(g)               Collateral. The Administrative Agent and Lead Arranger shall have received, in form and substance reasonably satisfactory to the Lead Arranger:

(i)                 (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and the Sellers, and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii)              searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as reasonably requested by the Lead Arranger in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii)            completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lead Arranger’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)             stock or membership certificates, if any, evidencing the Pledged Equity, and that the Administrative Agent shall have received undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated;

(v)               in the case of any personal property Collateral located at premises leased by a Loan Party and set forth on Schedule 5.21(g)(ii) or any other location at which the books and records of the Loan Parties are located, such estoppel letters, consents and waivers from the landlords of such real property to the extent required to be delivered in connection with Section 6.13 (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Lead Arranger); and

(vi)             with respect to each of Rodney Spriggs and Steve Wilcox, key-man life insurance policies in an amount not less than $10,000,000 in the aggregate, and Key Man Collateral Assignment Agreements with respect thereto in form and substance reasonably satisfactory to the Lead Arranger, by which all proceeds are collaterally assigned to the Administrative Agent and the Administrative Agent shall have first lien priority over such proceeds on behalf of the Lenders; and

(vii)          only to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and

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(viii)        with respect to any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are, other than Excluded Accounts, the Administrative Agent shall have received a Qualifying Control Agreement.

(h)               Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Administrative Agent and Lead Arranger shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism, D&O and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as reasonably required by the Lead Arranger.

(i)                 Responsible Officer’s Certificate. The Administrative Agent and Lead Arranger shall have received a certificate or certificates executed by a Responsible Officer of the Borrowers as of the Closing Date, as to certain matters and attaching:

(i)                 true and complete copies of all Material Contracts, together with all exhibits and schedules, and together with any consents related thereto required to be delivered to the Loan Parties by the Sellers pursuant to Section 3.16 of the Vintage Stock Acquisition Agreement;

(ii)              true and complete copies of all other material consents (including, without limitation, any consents required pursuant to any existing Indebtedness of the Sellers), licenses and approvals required in connection with the consummation by the Loan Parties of the transaction contemplated herein and the execution, delivery and performance by the Loan Parties and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, except those consents permitted to be delivered after the Closing Date as set forth in Section 6.23, or stating that no such consents, licenses or approvals are so required;

(iii)            true and complete copies of the fully-executed ABL Facility Documents, each in form and substance reasonably satisfactory to the Lead Arranger;

(iv)             true and complete copies of the fully-executed Vintage Stock Acquisition Agreement and each other material Vintage Stock Acquisition Related Document (together with all agreements, instruments and other documents delivered in connection therewith as the Lead Arranger shall request), in each case in form and substance satisfactory to the Lead Arranger;

(v)               a Compliance Certificate executed by a Responsible Officer of the Borrowers as of the Closing Date for the most recently ended Measurement Period ending prior to the Closing Date, evidencing that the Consolidated Total Leverage Ratio is not greater than (a) 2.88 to 1.00 (calculated on a Pro Forma Basis after giving effect to the Transaction (other than the incurrence of the Subordinated Acquisition Note)) and (b) 3.63 to 1.00 (calculated on a Pro Forma Basis after giving effect to the Transaction and the incurrence of the Subordinated Acquisition Note);

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(vi)             as of the Closing Date (after giving effect to the Transaction): funded aggregate revolving loans under the ABL Facility Documents does not exceed $13,000,000, with unfunded Availability of $2,000,000 (and at least $15,000,000 of total Availability pursuant to the Borrowing Base under the ABL Facility Documents at the Closing Date);

(vii)          the Pro Forma Financial Statements and the Interim Financial Statements delivered to the Administrative Agent, the Lead Arranger and the Lenders in connection with the transaction contemplated hereby are complete, accurate and not misleading;

(viii)        as of December 31, 2015, there has been no Material Adverse Effect on the business, operations or financial conditions of the Loan Parties; and

(ix)             there is no claim, action, suit, investigation, litigation or proceeding, pending or threatened, in any court or before any governmental agency that relates to the Loan Parties that is reasonably likely of having a Material Adverse Effect on the Loan Parties or that relates to the Transaction under the Loan Documents or the ABL Facility Documents.

(j)                 Solvency Certificate. The Administrative Agent and Lead Arranger shall have received a solvency certificate in the form attached hereto as Exhibit J.

(k)               Loan Notice. The Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(l)                 Existing Indebtedness of the Loan Parties. All of the existing Indebtedness, if any, for borrowed money of the Loan Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full, and all Liens and other security interests upon any of the property of the Loan Parties (and the Vintage Stock Acquisition) or any of their Subsidiaries securing Indebtedness of the Sellers shall be terminated contemporaneous with the Closing Date;

(m)             Material Adverse Effect. There has not been any event, change, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Vintage Stock Acquisition Agreement) as of the Closing Date.

(n)               Vintage Stock Acquisition. The Vintage Stock Acquisition Agreement shall be in full force and effect and the Vintage Stock Acquisition shall have been consummated or shall be simultaneously consummated in accordance with the Vintage Stock Acquisition Related Documents, for an aggregate purchase price not in excess of $56,020,000 (without giving effect to any amendment, modification, consent or waiver that would be materially adverse to the Lenders, without the prior written consent of the Lead Arranger), and in compliance in all material respects with all applicable Laws and regulatory approvals.

(o)               Subordinated Acquisition Note. The Administrative Agent and the Lead Arranger shall have received a fully executed copy of the Subordinated Acquisition Note, which note shall not be in an amount in excess of $10,000,000 and shall be fully subordinated to the Term Loan pursuant to the Subordination Agreement.

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(p)               ABL Facility. The Loan Parties shall have entered into the ABL Facility Documents on terms and conditions reasonably satisfactory to the Lead Arranger.

(q)               Fees and Expenses. The Administrative Agent shall have received a fully executed copy of the Agent Fee Letter. The Administrative Agent, the Lead Arranger and the Lenders, as applicable, shall have received all fees and expenses owing on the Closing Date pursuant to the Agent Fee Letter and Sections 2.09 and 11.04 (including the reasonable and documented fees and expenses of the Administrative Agent’s, Lead Arranger’s and Lenders’ outside counsel).

(r)                Know Your Customer; Patriot Act. The Administrative Agent and each of the Lenders shall have received at least five (5) days prior to the Closing Date, the documentation and other information as to each Loan Party as requested by the Administrative Agent or such Lender in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(s)                Investment Committee Approval. The transactions contemplated hereby shall have been approved by the internal investment committee of the Lead Arranger and Lenders.

(t)                 Additional Information and Other Documents. The Administrative Agent and the Lead Arranger shall have received all such additional information, materials and all other documents provided for herein or which the Administrative Agent, Lead Arranger and/or any Lender shall reasonably request or require for the satisfactory completion of its business due diligence (including a market study, historic unit level and profitability analysis) and legal due diligence.

Article V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01          Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case of clauses (b) and (c), where such failure would not have a Material Adverse Effect on the Borrowers. The copy of the Organization Documents of each Loan Party provided to the Administrative Agent on the Closing Date pursuant to the terms of this Agreement is a true and correct copy of each such document as of the Closing Date, each of which is valid and in full force and effect.

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5.02          Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document and each Vintage Stock Acquisition Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the case of clause (b)(i), where such conflict, breach or contravention would not have a Material Adverse Effect. The Vintage Stock Acquisition will, contemporaneous with the Closing Date, be consummated by each Loan Party in accordance with the Vintage Stock Acquisition Agreement, as applicable, and in compliance in all material respects with all applicable Laws and regulatory approvals.

5.03          Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over the Administrative Agent’s Liens thereon)) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained or will be obtained contemporaneous with the Closing Date, except where such failure to obtain or make any of the foregoing would not have a Material Adverse Effect and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04          Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

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5.05          Financial Statements; No Material Adverse Effect.

(a)               Interim Financial Statements. The Interim Financial Statements: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, subject to the lack of footnotes and year-end adjustments, and (ii) for the period ended September 30, 2016, fairly present in all material respects the financial condition of the Target Borrower as of September 30, 2016 and the results of operations of the Target Borrower and its Subsidiaries for such period.

(b)               Audited Financial Statements. Following the Closing Date, the most recent financial statements delivered pursuant to Section 6.01(a) and (b), (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of each Borrower and its Subsidiaries (including the Target Borrower and its Subsidiaries) as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby and (iii) show all material indebtedness and other liabilities, direct or contingent, of each Borrower and its Subsidiaries (including the Target Borrower and its Subsidiaries) as of the date thereof that are required to be disclosed thereon in accordance with GAAP, including liabilities for taxes, material commitments and Indebtedness, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)               Material Adverse Effect.

(i)                 As of the Closing Date, since the date of the balance sheet included in the Interim Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the results of operations, business, assets, liabilities, or the financial condition of the Target Borrower, taken as a whole.

(ii)              As of the Closing Date, since the date of the balance sheet included in the Pro Forma Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect on the results of operations, business, assets, liabilities, or the financial condition of the Loan Parties, taken as a whole.

(iii)            After the Closing Date, since the date of delivery of the most recent annual audited financial statements in accordance with the terms hereof, since the date of such annual audited financial statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)               Pro Forma Financials. The Pro Forma Financial Statements, certified by the chief financial officer or treasurer of the Borrowers, copies of which have been furnished to each Lender, fairly present on a Pro Forma Basis the Consolidated pro forma financial condition of the Borrowers and their Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrowers and their Subsidiaries for the period ended on such date, all in accordance with GAAP.

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(e)               Forecasted Financials. The Consolidated forecasted balance sheets, statements of income and cash flows of each Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01, as applicable, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, such Borrowers’ best estimate of its future financial condition and performance (it being understood that the forecasted financial statements described herein are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such projections will be realized, and although reflecting the Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which the Borrowers believed to be reasonable at the time such forecasted financial statements were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the forecasted financial statements may differ materially from projected or estimated results).

5.06          Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Vintage Stock Acquisition Related Document or any of the Transactions contemplated hereby, (b) would reasonably be expected, individually or in the aggregate, to result in liability in excess of $250,000 on the Closing Date or (c) which, after the Closing Date, would reasonably be expected to have a Material Adverse Effect after giving effect to applicable insurance.

5.07          No Defaults.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Material Contract, which default would have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transaction.

5.08          Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business.

5.09          Environmental Compliance.

(a)               Each Loan Party and each of its Subsidiaries is and at all times has been in material compliance with Environmental Laws, except where such non-compliance would not have a Material Adverse Effect. No Loan Party or any of its Subsidiaries is subject to any pending or unresolved Environmental Liability, except where such Environmental Liability would not have a Material Adverse Effect.

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(b)               None of the properties currently or, to the knowledge of any Loan Party or its Subsidiaries, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no asbestos-containing materials at any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and no (i) active or abandoned underground or above ground storage tanks, (ii) landfills or (iii) current or former waste disposal areas, in each case for (i), (ii) and (iii) in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on, at, to or from any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries that would be reasonably expected to result in a Material Adverse Effect.

(c)               Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any material investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10          Insurance.

The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism, D&O and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11          Taxes.

Each Loan Party and its Subsidiaries have filed all Federal, state income tax and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary. At all times since December 31, 2002 and through the date of the Vintage Stock Acquisition, the Target Borrower has had a valid election under Section 1362 of the Code and any corresponding state or local tax provision for the Target Borrower to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code.

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5.12          ERISA Compliance.

(a)               (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS and, to the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)               There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)               (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)               Neither any Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

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5.13          Margin Regulations; Investment Company Act.

(a)               Margin Regulations. No Borrowers are engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Term Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrowers only or of the Borrowers and their Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)               Investment Company Act. None of the Borrowers or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14          Disclosure.

No report, financial statement, certificate or other information (as modified or supplemented by other written information so furnished but excluding projected financial information and information of a general economic, forward looking or industry-specific nature), furnished by any Loan Party to the Administrative Agent, the Lead Arranger, or any Lender in connection with the Transaction and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole, contained as of the date such report, statement, certificate or other information was so furnished any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved.

5.15          Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all material Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and except for noncompliance that would not result in a Material Adverse Effect.

5.16          Solvency.

The Loan Parties are, on a Consolidated basis, Solvent.

5.17          Casualty, Etc.

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Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect.

5.18          Sanctions Concerns and Anti-Corruption Laws.

(a)               Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)               Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.19          Responsible Officers.

Set forth on Schedule 1.01(c) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02 and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, the Notes and the other Loan Documents.

5.20          Subsidiaries; Equity Interests; Loan Parties.

(a)               Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable (if corporate stock) and are owned free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 5.20(a), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

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(b)               Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 6.02, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (ix) the organization identification number, (x) ownership information (e.g. publicly held or if private or a partnership, the owners and partners of each of the Loan Parties) and (xi) the industry or nature of business of such Loan Party.

(c)               Capitalization of Holdings. Set forth on Schedule 5.20(c), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02: (i) the number of shares of each class of Equity Interests of Holdings outstanding, (ii) the number and percentage of outstanding shares of each class of Equity Interests of Holdings, (iii) the identity of the Holders of each of the Equity Interests of Holdings and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

5.21          Collateral Representations.

(a)               Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over the Administrative Agent’s Liens thereon) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b)               Intellectual Property. Set forth on Schedule 5.21(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties or that each of the Loan Parties has the right to use and that are material to the business or operations of the Loan Parties (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Lead Arranger).

(c)               Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.21(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Documents, Instruments, and Tangible Chattel Paper of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Lead Arranger) with a fair market value, individually, in excess of the Threshold Amount.

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(d)               Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i)                 Set forth on Schedule 5.21(d)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and average amount held in such Deposit Account and whether such account is an Excluded Account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer and the average aggregate market value held in such Securities Account, as applicable.

(ii)              Set forth on Schedule 5.21(d)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, in each case, with a fair market value, individually, in excess of the Threshold Amount, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e)               Commercial Tort Claims. Set forth on Schedule 5.21(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Commercial Tort Claims of the Loan Parties in each case, with a fair market value, individually, in excess of the Threshold Amount (detailing such Commercial Tort Claims in such detail as reasonably requested by the Lead Arranger).

(f)                Pledged Equity Interests. Set forth on Schedule 5.21(f), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

(g)               Properties. Set forth on Schedule 5.21(g)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of all Mortgaged Properties (including (i) the name of the Loan Party owning) such Mortgaged Property, (ii) the number of buildings located on such Mortgaged Property, (iii) the property address, (iv) the city, county, state and zip code which such Mortgaged Property is located. Set forth on Schedule 5.21(g)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (A) each headquarters location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed, (C) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (D) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party with a Collateral value in excess of $500,000 (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, (3) the address of such property (including, the city, county, state and zip code) and (4) to the extent owned, the approximate fair market value of such property).

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(h)               Material Contracts. Set forth on Schedule 5.21(h), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a complete and accurate list of all Material Contracts of each Borrower and its Subsidiaries.

5.22          SBA Forms.

All information and representations contained in each of the SBA Forms delivered to the Lead Arranger are true and accurate as of the Closing Date.

5.23          Broker’s Fees.

Neither any Loan Party nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with the Transaction or the Vintage Stock Acquisition other than fees that will have been paid on or prior to the date hereof.

5.24          Intellectual Property; Licenses, Etc.

Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, as currently conducted or proposed to be conducted, without, to the best knowledge of each Borrower, conflict with the rights of any other Person. To the best knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower, threatened.

5.25          Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Borrower or any of its Subsidiaries as of the Closing Date and neither any Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor dispute within the last three (3) years preceding the Closing Date.

5.26          Vintage Stock Acquisition Agreement.

The Borrowers have delivered to the Administrative Agent and the Lead Arranger a complete and correct copy of the Vintage Stock Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications and assignments thereof and, to the extent reasonably requested by the Lead Arranger, all other material documents delivered pursuant thereto or in connection therewith). As of the Closing Date, neither Holdings nor any other Borrowers are in default in any material respect in the performance or compliance with any provisions thereof. The Vintage Stock Acquisition Agreement is in full force and effect as of the Closing Date, and it has not been terminated, rescinded or withdrawn. All requisite material approvals by Governmental Authorities having jurisdiction over each of the parties to the Vintage Stock Acquisition Agreement, with respect to the transactions contemplated thereby, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Vintage Stock Acquisition Agreement or to the conduct by any Borrower of its business thereafter which have not been satisfied or fulfilled or will be as of the Closing Date. As of the Closing Date, each of the representations and warranties given by any Loan Party in the Vintage Stock Acquisition Agreement is true and correct in all material respects. As of the Closing Date, each of the representations and warranties given by any Person (other than a Loan Party) in the Vintage Stock Acquisition Agreement is, to the knowledge of Holdings and each Borrower, true and correct in all material respects.

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Article VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01          Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Lead Arranger:

(a)               Audited Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrowers (which such 120-days may be extended by up to fifteen (15) days at the sole discretion of the Lead Arranger), a Consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (but, in each case, only to the extent that the Borrowers have completed a full fiscal year to compare), all in reasonable detail and prepared in accordance with GAAP, and including management discussion and analysis of operating results inclusive of operating metrics in comparative form, with (i) such Consolidated statements to be audited and accompanied by a report and opinion of Anton + Chia or other independent certified public accountant of nationally or regionally recognized standing reasonably acceptable to the Lead Arranger, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrowers to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of each Borrower and its Subsidiaries.

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(b)               Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrowers, a Consolidated and consolidating balance sheet of each Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, together with a comparison to the business plan and budget described in clause (d) below, all in reasonable detail and prepared in accordance with GAAP and including management discussion and analysis of operating results inclusive of operating metrics in comparative form, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of each Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrowers to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of each Borrower and its Subsidiaries.

(c)               Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each calendar month, a Consolidated and consolidating balance sheet of each Borrower and its Subsidiaries as at the end of such month, and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such month and for the portion of each Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, together with a comparison to the business plan and budget described in clause (d) below, all in reasonable detail and prepared in accordance with GAAP and including management discussion and analysis of operating results inclusive of operating metrics in comparative form, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of each Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrowers to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of each Borrower and its Subsidiaries.

(d)               Business Plan and Budget. As soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Borrowers, an annual business plan and budget of each Borrower and its Subsidiaries on a Consolidated basis for the fiscal year immediately following such fiscal year, including forecasts prepared by management of each Borrower, in form reasonably satisfactory to the Lead Arranger, of Consolidated balance sheets and statements of income or operations and cash flows of each Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year.

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6.02          Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Lead Arranger (collectively, the “Borrower Materials”):

(a)               Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to and customarily cover in such certificates pursuant to their professional standards and customs of the profession).

(b)               Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrowers, and (ii) a copy of management’s discussion and analysis with respect to such financial statements. Unless the Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(c)               Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedules 1.01(c), 5.10, 5.20(a), 5.20(b), 5.21(b), 5.21(c), 5.21(d)(i), 5.21(d)(ii), 5.21(e), 5.21(f), 5.21(g)(i), 5.21(g)(ii) and 5.21(h).

(d)               Calculations. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b) required to be delivered with the financial statements referred to in Section 6.01(a), a certificate (which may be included in such Compliance Certificate) including (i) a calculation of Excess Cash Flow for such fiscal year, (ii) the amount of all Restricted Payments, Investments, Dispositions, Capital Expenditures, Debt Issuances and Equity Issuance that were made during the prior fiscal year and (iii) amounts received in connection with any Extraordinary Receipt during the prior fiscal year.

(e)               Changes in Entity Structure. Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide written notice of such change in entity structure to the Administrative Agent and Lead Arranger, along with such other information as reasonably requested by the Administrative Agent or Lead Arranger. Provide written notice to the Administrative Agent, not less than ten (10) days prior to (or such lesser period of time as agreed to by the Lead Arranger) any change in any Loan Party’s legal name, state of organization, or organizational existence.

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(f)                Audit Reports; Management Letters; Recommendations. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(g)               [Reserved];

(h)               Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any material written statement (financial or otherwise) or written report (including, without limitation, any collateral reporting, “availability certificate” or similar report) furnished to any holder of material debt securities (including, without limitation, the ABL Facility Loans) of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement documenting any material Indebtedness of the Loan Parties and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section.

(i)                 Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all material written notices, requests and other documents (including amendments, waivers, and other modifications) so received under or pursuant to any Vintage Stock Acquisition Related Document (including, without limitation, any notice or communication with respect to any actual or alleged “Environmental Liabilities” thereunder), any ABL Facility Document (including, without limitation, all “availability certificates”, amendments, supplements, consent letters, waivers, forbearances, restatements or modifications to the terms thereof or in connection therewith) or any instrument, indenture, loan or credit or similar agreement documenting material Indebtedness of the Loan Parties and, from time to time upon reasonable request by the Lead Arranger, such information and reports regarding the Vintage Stock Acquisition Related Documents, the ABL Facility Documents and such instruments, indentures and loan and credit and similar agreements as the Lead Arranger may reasonably request.

(j)                 Environmental Notice. Not later than ten (10) Business Days after the assertion or occurrence thereof, notice of any Environmental Claim, Environmental Liability, action or proceeding against, or of any noncompliance by, any Loan Party or any of its Subsidiaries under any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(k)               Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent, any Lender or the Lead Arranger may from time to time reasonably request.

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6.03          Notices.

Promptly, but in any event within three (3) Business Days, notify the Administrative Agent and each Lender in writing:

(a)               of the occurrence of any Default or Event of Default;

(b)               of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect as a result of (i) the breach or non-performance of, or any default under, a Contractual Obligation of Holdings or any Subsidiary or (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings or any Subsidiary and any Governmental Authority;

(c)               of the commencement of, or any material development in, any litigation or proceeding affecting Holdings or any Subsidiary, including pursuant to any applicable Environmental Laws, that would reasonably be expected to result in liability in excess of $250,000;

(d)               of the occurrence of any ERISA Event which is known to Borrowers or which Borrowers have reason to know of and which has resulted or would reasonably be expected to result in a Material Adverse Effect;

(e)               of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary;

(f)                of any (i) occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) Equity Issuance for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) Debt Issuance for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), and (iv) receipt of any Extraordinary Receipt for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(v); and

(g)               of any default or event of default with respect to the ABL Facility (as well as any notice, if any, received with respect thereto, including a copy thereof).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04          Payment of Obligations; Tax Returns.

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(a)               Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (i) all Tax liabilities, material assessments and material governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in the case of clauses (i), (ii) and (iii) herein, in respect of liabilities, Liens or Indebtedness, in each case, individually, below the Threshold Amount.

(b)               Timely file all Tax returns.

6.05          Preservation of Existence, Etc.

(a)               Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except (i) in a transaction permitted by Sections 7.04(a), (f), (g), and (h); and (ii) with respect to the good standing of the Loan Parties, where such failure would not have a Material Adverse Effect and any such failure is corrected within ten (10) days after the Loan Parties become aware of such failure;

(b)               take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)               preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which would reasonably be expected to have a Material Adverse Effect.

6.06          Maintenance of Properties.

(a)               Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b)               make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)               use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07          Maintenance of Insurance.

(a)               Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, including, without limitation, (i) terrorism insurance and (ii) flood hazard insurance on all Mortgaged Properties that are Flood Hazard Properties, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994.

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(b)               Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lead Arranger, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as reasonably required by the Lead Arranger, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsements if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Administrative Agent, the Loan Parties agree to deliver to the Administrative Agent an authorization to share insurance information (or such other form as required by each of the Loan Parties’ insurance companies).

(c)               Redesignation. Promptly notify the Administrative Agent in writing of any Mortgaged Property that is, or becomes, a Flood Hazard Property.

6.08          Compliance with Laws.

Observe and remain in compliance with all applicable Laws and all applicable orders, writs, injunctions and decrees and maintain in full force and effect all Governmental Approvals, in each case applicable or necessary to the conduct of its business including, without limitation, all Environmental Laws and all Governmental Approvals required thereunder, except to the extent that such failure could not result in a Material Adverse Effect.

6.09          Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.10          Inspection Rights and Board Observation Rights.

(a)               Permit representatives and independent contractors of the Administrative Agent and each Lender, upon reasonable prior notice, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours once per fiscal year, upon reasonable advance notice to the Borrowers; provided that, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours as often as may be reasonably desired and without advance notice. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings, any Borrower or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any requirement of Law or any binding agreement or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

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(b)               The Lead Arranger shall have the right to appoint an observer (the “Observer”) to the governing body of Holdings and each Loan Party (each, a “Board of Directors”), who shall be entitled to attend (or at the option of such Observer, monitor by telephone) all meetings of such Board of Directors and each committee and sub-committee of such Board of Directors (other than any portions of any meetings of the Board of Directors or any of its committees that involve the exchange of privileged attorney-client information or work product) but shall not be entitled to vote, and who shall receive all reports, meeting materials (including copies of all board presentations), notices, written consents, minutes and other materials (in each case other than any portions of such reports or materials that contain information (x) that is subject to a third party’s confidentiality arrangement which prohibits dissemination of such information to such Observer pursuant to the terms therein or (y) that is subject to the attorney-client privilege) as and when provided to the members of the Board of Directors. Borrowers shall reimburse the Observer for the reasonable and documented out-of-pocket travel expenses incurred by any such Observer in connection with such attendance at or participation in such meetings. Holdings and each Loan Party shall hold at least four (4) meetings of its Board of Directors in each fiscal year, at least one (1) meeting of which shall be held in-person. In the event that significant matters (including matters concerning strategy, financial health and performance) customarily determined by the Board of Directors who is the same governing body of the Loan Parties cease to be determined by the Board of Directors (including by way of delegation to any committee), then Holdings shall cause board rights substantially similar to those granted in this Section 6.10 to be granted to such Observer by such committees or Loan Parties as the Lead Arranger reasonably determines are appropriate to maintain the scope and intent of the observation rights granted in this Section 6.10.

6.11          Use of Proceeds.

The proceeds of the Term Loan will be used only to finance the Vintage Stock Acquisition, to pay certain fees and expenses incurred in connection therewith, and to fund general working capital requirements of the Borrowers.

6.12          Material Contracts.

Except, in each case, to the extent the Loan Parties determine, in the exercise of their good faith business judgment, that to do so would not be commercially reasonable under the circumstances, maintain each such Material Contract in full force and effect (except to the extent that such Material Contract expires or terminates pursuant to its terms, other than in connection with a default pursuant to such Material Contract), enforce each such Material Contract in accordance with its terms (other than failure to perform, observe, maintain or enforce immaterial contract terms which could not reasonably be expected to result in a termination right under such Material Contract), and, in each case, to the extent it would be commercially reasonable in the good faith business judgment of the Loan Parties or Subsidiaries, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

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6.13          Additional Guarantors; Additional Collateral.

(a)               Additional Collateral. Subject to each of the provisions contained in this Section 6.13, with respect to any property acquired after the Closing Date by any Loan Party that is of the type subject to the Lien created by the Security Agreement on the Closing Date but is not so subject, the Borrowers shall (or shall cause the applicable Loan Party to) promptly (and in any event within five (5) days after the acquisition thereof, or such longer period in the sole discretion of the Lead Arranger) (i) execute and deliver to the Administrative Agent such amendments or supplements to the Collateral Documents or such other documents as the Lead Arranger shall deem necessary or reasonably advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property, subject to no Liens other than those permitted by Section 7.01, and (ii) take all actions reasonably requested by the Lead Arranger to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable requirements of Law, including the filing of financing statements in all applicable jurisdictions. The Borrowers shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Lead Arranger shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties. For the avoidance of doubt, for purposes of this Section 6.13, (i) no Loan Party shall be required to take any action with respect to assets to the extent that (x) the creation, perfection or priority of Liens in and to such assets is determined under the law of a jurisdiction outside of the United States, or (y) the costs to the Loan Parties of executing any such Mortgage or any such Security Documents described herein are unreasonably excessive (as reasonably determined by the Lead Arranger in consultation with the Borrowers) in relation to the benefits to the Administrative Agent and the Lenders of the security or guarantee afforded thereby.

(b)               Domestic Subsidiaries. With respect to any Person that is or becomes a Domestic Subsidiary of a Loan Party after the Closing, Holdings and the Borrowers shall promptly (and in any event within five (5) Business Days after such person becomes a Domestic Subsidiary, or such longer period in the sole discretion of the Lead Arranger) (i) subject to the terms of the Intercreditor Agreement, deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Domestic Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests that are Loan Parties, and, to the extent required by any Loan Document, all intercompany notes owing from such Domestic Subsidiary to any Loan Party, in each case, with a fair market value, individually, in excess of the Threshold Amount, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party, (ii) cause such new Domestic Subsidiary (A) to become a Guarantor by executing and delivering to the Administrative Agent a duly executed Joinder Agreement (or such other document as the Lead Arranger shall deem reasonably appropriate for such purpose) and such other documentation as the Lead Arranger shall reasonably request, whereby such Domestic Subsidiary shall guarantee the obligations of the Loan Parties under the Loan Documents, (B) to execute a joinder or supplement to the Security Agreement or such other document as the Lead Arranger shall deem reasonably appropriate for such purpose, to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a security interest in all Collateral (subject to the exceptions specified in the Security Agreement) owned by such Domestic Subsidiary and (C) to take all actions necessary or reasonably advisable in the opinion of the Lead Arranger to cause the Lien created by the applicable Collateral Document to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law (with first priority, subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over the Administrative Agent’s Liens thereon), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lead Arranger, (iii) deliver to the Administrative Agent documents of the types referred to in Section 4.01(a) with respect to such Domestic Subsidiary and, if requested by the Lead Arranger, favorable opinions of counsel (limited to one (1) per applicable jurisdiction and which shall cover, among other things, the legality, validity, binding effect, enforceability, creation and perfection of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Lead Arranger and (iv) deliver to the Administrative Agent updated Schedules 5.20(a), 5.20(b), 5.21(b), 5.21(f) 5.21(g)(i) and 5.21(g)(ii), and updated Schedules to the Security Agreement, as are necessary such that, as updated, such Schedules would be accurate and complete in all material respects.

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(c)               Real Property. If any Loan Party acquires a fee ownership interest in any real property (“Real Estate”) after the Closing Date and such Real Estate has a fair market value in excess of $250,000, it shall provide to the Administrative Agent within forty-five (45) days of such acquisition (or such extended period of time as agreed to by the Lead Arranger) a Mortgage and such Mortgaged Property Support Documents as the Lead Arranger may reasonably request to cause such Real Estate to be subject at all times to a first priority, perfected Lien (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over the Administrative Agent’s Liens thereon) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents.

(d)               Landlord Waivers. In the case of each location at which the Loan Parties maintain books and records and each other location as the Lead Arranger may require, the Loan Parties will use commercially reasonable efforts to provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent requested by the Lead Arranger (such letters, consents and waivers shall be in form and substance satisfactory to the Lead Arranger and the Administrative Agent).

(e)               Account Control Agreements. Each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (a) the accounts set forth on Schedule 6.13 and designated as Excluded Accounts; provided that, the balance in any such account does not exceed $50,000 and the aggregate balance in all such accounts does not exceed $150,000, (b) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (c) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (d) deposit accounts established solely as payroll and other zero balance accounts, (e) other deposit accounts, so long as at any time the balance in any such account does not exceed $50,000 and the aggregate balance in all such accounts does not exceed $150,000 and (f) any other Excluded Account.

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(f)                Further Assurances. At any time upon reasonable request of the Lead Arranger, promptly execute and deliver any and all further instruments and documents and take all such other action as the Lead Arranger may deem necessary or reasonably desirable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.

(g)               Notwithstanding anything to the contrary contained herein, if at any time any Person guarantees any obligation of any Person under any ABL Facility Document and such Person is not a Guarantor under the Loan Documents at the time of such Guarantee, such Person shall be required to become a Guarantor hereunder in accordance with the terms of this Section 6.13 mutatis mutandis.

6.14          Further Assurances.

Promptly upon the reasonable request by the Administrative Agent or the Lead Arranger, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents in accordance with the terms hereof or thereof, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15          Compliance with Terms of Leaseholds.

Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent in writing of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

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6.16          Compliance with Environmental Laws.

Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to correct any material violation under any Environmental Law or to remove and clean up all Hazardous Materials from any of its properties, to the extent required by and in accordance with any Environmental Law; provided, that neither any Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.17          Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption Laws in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such Laws.

6.18          Post-Closing Matters.

Execute and deliver the documents and complete the tasks set forth on Schedule 6.18, in each case within the time limits specified on such schedule, it being understood that each such time limit may be extended by the Lead Arranger (with notice to the Administrative Agent) in its sole discretion, so long as the Loan Parties are working diligently in good faith to complete, or cause their Subsidiaries to complete, the applicable requirement as determined by the Lead Arranger in its sole discretion.

6.19          Account Access.

With respect to any deposit or other accounts (including securities accounts and Excluded Accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, ensure Rodney Spriggs, Ken Caviness and Seth Bayless are the sole Persons who are authorized signatories and with access to all such accounts of the Loan Parties on behalf of such Loan Parties.

6.20          Modifications to ABL Facility Documents.

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Notwithstanding anything in this Agreement to the contrary, if any amendment of modification to the ABL Facility Documents amends or modifies any representation and warranty, covenant (including any financial covenant), event of default or other term contained in the ABL Facility Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the ABL Credit Agreement or other ABL Facility Document adds an additional representation and warranty, covenant, event of default therein, the Borrowers and the other Loan Parties acknowledge and agree that this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents (preserving any cushions that may exist with respect to financial covenants), without the need for any further action or consent by any Borrower, the Loan Parties, or any other party. In furtherance of the foregoing, the Borrowers and the other Loan Parties permit the Lenders to document each such similar amendment or modification to this Agreement or such other Loan Documents or insert a corresponding new representation and warranty, covenant, event of default or other provision in this Agreement or such other Loan Documents without any need for any further action or consent by any Borrower, the other Loan Parties or any other party.

6.21          Key Man Life Insurance.

With respect to any key-man life insurance policies obtained by any Loan Party, the owner and beneficiary shall be the applicable Loan Party and all proceeds shall be collaterally assigned to the Administrative Agent pursuant to collateral assignment agreements (the “Key-Man Collateral Assignment Agreements”) in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent. So long as such life insurance policy is owned or held by such Loan Party, the Borrowers shall maintain the collateral assignment to the Lenders of all proceeds of such key-man life insurance policy, subject to the immediately preceding sentence.

6.22          First Lien Credit Enhancements.

If any ABL Facility Lender receives any additional guaranty or other credit enhancement after the Closing Date from the Loan Parties or any of their Affiliates, Borrowers shall cause the same to be granted to the Administrative Agent and Lenders, subject to the terms of the Intercreditor Agreement

6.23          Landlord Consents.

With respect to landlord consents for the leased properties listed on Schedule 6.23, the Loan Parties shall obtain all such consents within one hundred twenty (120) days of the Closing Date (the “Landlord Consent Period”); provided that, failure to obtain such consents shall not constitute an Event of Default unless consents remain outstanding on more than six (6) leased properties at the end of the Landlord Consent Period.

Article VII

NEGATIVE COVENANTS

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Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01          Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)               Liens pursuant to any Loan Document;

(b)               Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided that, (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c)               Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)               statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than forty-five (45) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Loan Party or Subsidiary;

(e)               pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)               easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h)               Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)                 Liens securing Indebtedness permitted under Section 7.02(c); provided that, (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

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(j)                 Any interest or title of a lessor, licensor, sublessor, or sublicensor under any lease, license, sublease, or sublicense entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business or as otherwise permitted by this Agreement and covering only the assets so leased, licensed, subleased, or sublicensed;

(k)               Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(l)                 Liens securing Indebtedness under the ABL Facility Documents, which may be first priority Liens with respect to ABL Facility Priority Collateral; and

(m)             licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

(n)               Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or any other Loan Party in the ordinary course of business;

(o)               customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where Loan Parties or any of their Subsidiaries maintain deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(p)               other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $500,000 at any time outstanding.

7.02          Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)               Indebtedness under the Loan Documents;

(b)               Indebtedness outstanding on the date hereof as listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

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(c)               Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided that, the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $500,000; provided, that, for the avoidance of doubt, Capital Expenditures financed by any customer or potential customer in the ordinary course of the Loan Parties’ business and not resulting in a lien on any asset of a Loan Party or a Subsidiary thereof shall not be subject to the foregoing limitations;

(d)               unsecured Indebtedness of a Loan Party to any other Loan Party, which Indebtedness shall (i) to the extent required by the Lead Arranger, be evidenced by promissory notes which shall be pledged to the Administrative Agent as Collateral for the Secured Obligations in accordance with the terms of the Security Agreement, (ii) be on terms (including subordination terms) reasonably acceptable to the Lead Arranger and (iii) be otherwise permitted under the provisions of Section 7.03 (“Intercompany Debt”);

(e)               Guarantees of any Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of any Borrower or any other Guarantor; provided that, if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(f)                Indebtedness of any Person that becomes a Subsidiary of any Borrower after the date hereof in a transaction permitted hereunder in an aggregate principal amount not to exceed $500,000; provided that, such Indebtedness is existing at the time such Person becomes a Subsidiary of such Borrowers and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of such Borrowers);

(g)               obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h)               subject to the Intercreditor Agreement, Indebtedness evidenced by the ABL Facility Documents;

(i)                 non-recourse Indebtedness consisting of unpaid insurance premiums (not in excess of one years' premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business, so long as Administrative Agent has received written notice of such financing and the obligee under such financing has agreed to provide Administrative Agent with at least 30 days prior written notice prior to terminating the applicable insurance;

(j)                 endorsement of instruments or other payment items for deposit;

(k)               Indebtedness consisting of (i) guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, indemnity bonds, customs bonds, completion guarantees, and similar obligations, and leases; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Dispositions permitted by Section 7.05; and (iii) unsecured guarantees with respect to Indebtedness of Holdings or its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

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(l)                 Indebtedness incurred in the ordinary course of business under performance, surety, statutory, customs and appeal bonds;

(m)             Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, export or import indemnities or similar instruments, customs bonds, governmental contracts, leases, surety, appeal or similar bonds and completion guarantees provided by a Loan Party in the ordinary course of its business;

(n)               Indebtedness representing any taxes, assessments or governmental charges to the extent (i) such taxes are being contested in good faith and adequate reserves have been provided therefor and (ii) the payment thereof shall not at any time be required to be made in accordance with Section 6.04;

(o)               Indebtedness evidenced by the Subordinated Acquisition Note;

(p)               Indebtedness in respect of netting services, overdraft protections and other similar services, in each case incurred in the ordinary course of business;

(q)               unsecured Indebtedness not contemplated by the above provisions in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that, (i) no Default or Event of Default shall then exist or would exist after giving effect thereto and (ii) the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11; and

(r)                unsecured Indebtedness of Holdings owed to Sponsor, provided that any such Indebtedness shall (i) not bear interest or be subject to principal repayments, (ii) be on subordination terms substantially similar to those terms contained in the Subordination Agreement and otherwise acceptable to the Lead Arranger, and (iii) be subject to any other terms reasonably required by the Lead Arranger.

7.03          Investments.

Make or hold any Investments, except:

(a)               Investments held by any Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b)               advances to officers, directors and employees of any Borrower in an aggregate amount not to exceed $100,000 at any time outstanding;

(c)               (i) Investments by any Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Borrower and its Subsidiaries in Loan Parties and (iii) additional Investments by Subsidiaries of any Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

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(d)               Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)               Guarantees and Investments constituting Indebtedness permitted by Section 7.02;

(f)                Investments existing on the date hereof set forth on Schedule 7.03;

(g)               the Vintage Stock Acquisition, and any other acquisition that is approved by the Lead Arranger in its sole discretion;

(h)               creation or acquisition of any Subsidiary, as permitted herein by Section 7.03(g), that becomes a Loan Party, provided, that such Subsidiary is a wholly-owned Domestic Subsidiary of a Loan Party and complies with Section 6.13;

(i)                 Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(j)                 deposits of cash made in the ordinary course of business to secure performance of obligations contemplated under Section 7.01(e);

(k)               Investments resulting from entering into any Swap Contract permitted by Section 7.02(g);

(l)                 Investments in non-cash consideration received in Dispositions to the extent permitted hereby;

(m)             deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case made in the ordinary course of business and securing contractual obligations of a Loan Party, in each case to the extent constituting a Lien permitted under Section 7.01;

(n)               Investments in prepaid expenses, utility and workers' compensation, performance and other similar deposits, each as entered into in the ordinary course of business;

(o)               Investments received in connection with the bankruptcy or reorganization of account debtors; and

(p)               other Investments not contemplated by the above provisions in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that, (i) no Default or Event of Default shall then exist or would exist after giving effect thereto and (ii) the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11.

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7.04          Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)               any Subsidiary may merge with (i) any Borrower, provided that, such Borrower shall be the continuing or surviving Person; or (ii) any one or more other Subsidiaries, provided that, when any Loan Party is merging with another Subsidiary, the continuing or surviving Person shall be a Loan Party;

(b)               any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Loan Party;

(c)               any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)               [reserved];

(e)               [reserved];

(f)                subject to Section 7.13(c) and solely to the extent such transaction is otherwise expressly permitted by this Agreement, any merger or consolidation or other transaction, the sole purpose of which is to (i) reincorporate or reorganize in another jurisdiction in the United States or (ii) change the form of entity; provided, that, in the case of any such merger or consolidation of a Loan Party, the surviving, continuing or resulting Person shall be a Loan Party (or simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party);

(g)               any Investment permitted by Section 7.03 may be structured as a merger or consolidation; provided, that, in the case of any such merger or consolidation of a Loan Party, the surviving, continuing or resulting Person shall be a Loan Party (or simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party); and

(h)               a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

7.05          Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)               Permitted Transfers;

(b)               Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

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(c)               Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)               Dispositions permitted by Section 7.04;

(e)               Dispositions of accounts receivables to a third party in connection with the compromise, settlement or collection thereof in the ordinary course of business exclusive of factoring or similar arrangements so long as (i) the account debtor with respect thereto has instituted or consented to the institution of any proceeding under any Debtor Relief Law and (ii) all such Dispositions do not exceed $500,000 in the aggregate in any fiscal year;

(f)                [reserved];

(g)               other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 7.14, (iii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Borrowers shall not exceed $500,000;

(h)               Dispositions consisting of Restricted Payments, Investments and Liens otherwise expressly permitted by this Agreement;

(i)                 any involuntary loss, damage or destruction of property or condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(j)                 the termination of non-material leases or non-material contracts in the ordinary course of business; and

(k)               the unwinding or terminating of Swap Agreements.

7.06          Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:

(a)               each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

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(b)               each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c)               so long as no Default or Event of Default is then in existence or would otherwise result therefrom, the Loan Parties may make cash distributions to Holdings to pay or to distribute to Sponsor to pay (and which are promptly used by Holdings to pay or to distribute to Sponsor to pay), or reimburse Holdings for its payment of, common expenses, officers’ salaries and other types of administrative and operative shared expenses, including any franchise taxes and other similar licensing expenses, in each case, allocable to the Loan Parties, in an aggregate amount not to exceed a maximum aggregate amount of $250,000 per fiscal year;

(d)               so long as no Default or Event of Default is then in existence or would otherwise result therefrom, the Loan Parties may make cash distributions to Borrowers to pay (and which are promptly used by Borrowers to pay), or reimburse Borrowers for their payment of Management Fees, such payment and fees subject to the Management Fee Subordination Agreement; provided that, immediately before and upon giving effect to such distribution, (i) the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11, and (ii) excess Availability pursuant to the Borrowing Base under the ABL Facility Documents is not less than $2,000,000; and provided further, that, Sponsor may also be entitled to a one-time cash payment of $250,000, due and payable by Borrowers on the Closing Date, as set forth under the Management Agreement;

(e)               for any taxable period in which the Loan Parties are members of a consolidated, combined or similar income tax group of which Sponsor (or any direct or indirect parent thereof) is the common parent (a “Tax Group”), each Loan Party may make Restricted Payments to Holdings to pay an allocable portion of such federal, foreign, state and local income Taxes of such Tax Group actually incurred and attributable to such Loan Parties; provided, however, that such Restricted Payments shall not exceed the net amount of the relevant Tax that Holdings (or any direct or indirect parent thereof) actually owes to the appropriate Governmental Authority, assuming that any net operating loss deductions within the meaning of Section 172 of the Code or capital loss carrybacks carryovers within the meaning of Section 1212 of the Code (either existing or accrued prior to or after the Closing Date) are allocated to each of the Loan Parties pro rata, among the members of the “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) of Sponsor (or any direct or indirect parent thereof); provided further that any Restricted Payments received by Holdings (or any direct or indirect parent thereof) from any Loan Party pursuant to this clause (e) shall be paid over to the appropriate Governmental Authority within 60 days of receipt thereof by Holdings (or any direct or indirect parent thereof);

(f)                after the first anniversary of the Closing Date, during each fiscal year, the Loan Parties may declare and make cash distributions to Sponsor in an aggregate amount not to exceed the ABL Facility Available Amount for the immediately preceding fiscal year, provided that, (i) Consolidated Total Leverage Ratio after giving effect to any such distribution is less than 2.00 to 1.00 for the most recent Measurement Period, (ii) the Loan Parties are in compliance with the applicable Consolidated Fixed Charge Coverage Ratio and Consolidated Total Leverage Ratio levels set forth in Section 7.11 on a Pro Forma Basis for the most recent Measurement Period after taking into effect such distribution and (iii) no Default or Event of Default has occurred and is continuing or would result therefrom; and

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(g)       each Borrower may make any payments with respect to the Subordinated Acquisition Note to the extent expressly permitted pursuant to the terms of the Subordination Agreement.

7.07          Change in Nature of Business.

Engage in any line of business substantially different (as determined by the Lead Arranger in its sole discretion) from the Borrower Line of Business on the Closing Date.

7.08          Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (i) transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an officer, director or Affiliate, (ii) reasonable and customary fees paid to non-officer members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; provided that, all such amounts payable to officers and employees that are also officers and employees of Sponsor shall be reasonable and customary and (iii) transactions existing on the date hereof and listed on Schedule 7.08 hereof; provided that, with respect to any transaction or series of related transactions proposed to be entered into in reliance upon this Section 7.08 involving amounts payable in excess of $500,000, the Loan Parties shall provide at least five (5) Business Days prior notice of such transaction (along with a reasonable description thereof) to the Lead Arranger and Administrative Agent.

7.09          Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement, the other Loan Documents and the ABL Facility Documents) that (a) encumbers or restricts the ability of any Person to (i) to act as a Loan Party, (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon the properties or assets of any Loan Party, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c); provided that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations.

7.10          Use of Proceeds.

Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

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7.11          Financial Covenants.

(a)               Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio calculated as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrowers set forth below to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Total Leverage Ratio
Closing Date to the fiscal quarter ending December 31, 2016	4.00 to 1.00
January 1, 2017 to the fiscal quarter ending March 31, 2017	3.75 to 1.00
April 1, 2017 to the fiscal quarter ending June 30, 2017	3.50 to 1.00
July 1, 2017 to the fiscal quarter ending September 30, 2017	3.25 to 1.00
October 1, 2017 to the fiscal quarter ending December 31, 2017	3.00 to 1.00
January 1, 2018 to the fiscal quarter ending March 31, 2018	2.75 to 1.00
April 1, 2018 to the fiscal quarter ending June 30, 2018	2.75 to 1.00
July 1, 2018 to the fiscal quarter ending September 30, 2018	2.50 to 1.00
October 1, 2018 to the fiscal quarter ending December 31, 2018	2.25 to 1.00
January 1, 2019 to the fiscal quarter ending March 31, 2019	2.25 to 1.00
April 1, 2019 to the fiscal quarter ending September 30, 2019 and each fiscal quarter thereafter	2.00 to 1.00

(b)               Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Total Leverage Ratio calculated as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrowers set forth below to be less than the ratio set forth below opposite such period:

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Measurement Period Ending	Minimum Fixed Charge Coverage Ratio
Closing Date to the fiscal quarter ending December 31, 2016	1.25 to 1.00
January 1, 2017 to the fiscal quarter ending March 31, 2017	1.25 to 1.00
April 1, 2017 to the fiscal quarter ending June 30, 2017	1.30 to 1.00
July 1, 2017 to the fiscal quarter ending September 30, 2017	1.30 to 1.00
October 1, 2017 to the fiscal quarter ending December 31, 2017	1.30 to 1.00
January 1, 2018 to the fiscal quarter ending March 31, 2018	1.35 to 1.00
April 1, 2018 to the fiscal quarter ending June 30, 2018	1.37 to 1.00
July 1, 2018 to the fiscal quarter ending September 30, 2018	1.40 to 1.00
October 1, 2018 to the fiscal quarter ending December 31, 2018	1.45 to 1.00
January 1, 2019 to the fiscal quarter ending March 31, 2019	1.50 to 1.00
April 1, 2019 to the fiscal quarter ending September 30, 2019 and each fiscal quarter thereafter	1.50 to 1.00

7.12          Capital Expenditures.

Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding in the aggregate for the Borrowers and their Subsidiaries during any period to be greater than the amount set forth below opposite such specified periods below:

Periods	Maximum Capital Expenditures
Closing Date through December 31, 2016	$200,000
Closing Date through March 31, 2017	$500,000
Closing Date through June 30, 2017	$800,000
Closing Date through September 30, 2017	$1,100,000
Full Measurement Period for the four fiscal quarters ending December 31, 2017 and for the four fiscal quarters ending each fiscal quarter thereafter	$1,200,000

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7.13          Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a)               Amend any of its Organization Documents in a manner materially adverse to the interests of the Administrative Agent and the Lenders;

(b)               change its fiscal year;

(c)               without providing ten (10) days prior written notice to the Administrative Agent (or such extended period of time as agreed to by the Lead Arranger), change its name, state of formation, form of organization or principal place of business; or

(d)               make any change in accounting policies or reporting practices, except as required by GAAP.

7.14          Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction.

7.15          Amendments of ABL Facility Documents.

Amend, modify or change in any manner any term or condition of the ABL Facility Loans and ABL Facility Documents other than such amendments, modifications or other changes as are permitted under the Intercreditor Agreement.

7.16          Amendment; Prepayments, Etc. of Indebtedness.

(a)               Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness, except (i) the prepayment of the Term Loan in accordance with the terms of this Agreement, (ii) payments of the ABL Facility Loans as are permitted under the Intercreditor Agreement, and (iii) any prepayments of the Subordinated Acquisition Note permitted pursuant to Section 7.06(g).

(b)               Amend, modify or change in any manner any term or condition of any Indebtedness (other than Indebtedness arising under the Loan Documents and ABL Facility Documents) if such amendment or modification would add or change any terms in a manner that would be materially adverse to any Loan Party or any Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

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7.17          Related Documents.

(a)               Amend, modify or change in any manner any term or condition of the Subordinated Acquisition Note, except to the extent permitted by the Subordination Agreement.

(b)               Amend, modify or change in any manner any term or condition of the Management Agreement.

(c)               Cancel or terminate any Vintage Stock Acquisition Related Document or consent to or accept any cancellation or termination thereof or (x) amend, modify or change in any manner any term or condition of any Vintage Stock Acquisition Related Document, (y) give any consent, waiver or approval thereunder or (z) take or fail to take any action thereunder, which, in any case of clause (x), (y) or (z), would be reasonably expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Required Lenders.

7.18          Sanctions.

Directly or indirectly, use the proceeds of the Initial Borrowing, or lend, contribute or otherwise make available the Initial Borrowing or the proceeds of the Initial Borrowing to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent or otherwise) of Sanctions.

7.19          Anti-Corruption Laws.

Directly or indirectly, use the Initial Borrowing or the proceeds of the Initial Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

7.20          Issuance or Repurchase of Capital Stock.

Each Loan Party shall not, and shall not permit any of its Subsidiaries to become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or Subsidiary of any Loan Party, or any option, warrant or other right to acquire any such Equity Interest; provided, however, notwithstanding anything herein to the contrary, Holdings may issue Capital Stock so long as such issuance is otherwise permitted pursuant to this Agreement and does not result in a Change of Control.

7.21          Holdings.

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Notwithstanding anything herein to the contrary, with respect to each of Holdings and the Borrowers, engage in any business activities other than (i) ownership of the Equity Interests of its Subsidiaries (provided that, Holdings shall not form or acquire any new Subsidiaries after the Closing Date), (ii) activities incidental to maintenance of its corporate existence, (iii) performance of its obligations under the Loan Documents and the agreements related thereto to which it is a party, (iv) activities solely necessary to permit the consummation of Restricted Payments and the related transactions involving such Persons to the extent expressly permitted hereunder and (v) the issuance of Equity Interests (and the use of the proceeds therefrom subject to the limitations set forth in this Agreement; including, for the avoidance of doubt, the other provisions set forth in this Section 7.21).

7.22          Anti-Layering.

No Loan Party shall, or will permit any of its respective Subsidiaries to, create or incur any Indebtedness which is senior in right of payment to the Loan and the other Obligations (other than the ABL Facility Loans on the terms set forth in the Intercreditor Agreement).

7.23          Acquisition of ABL Facility Indebtedness.

No Loan Party shall, or shall permit any Subsidiary or Affiliate thereof to, directly or indirectly, purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any ABL Facility Indebtedness (except as permitted by and pursuant to the terms and conditions of the ABL Facility Documents as in effect on the date hereof). For the avoidance of doubt, this Section 7.23 is not intended and shall not prevent the Loan Parties from making (i) regularly scheduled payments of principal and interest pursuant to the ABL Facility Documents, or (ii) any prepayments of the ABL Facility Indebtedness not otherwise prohibited by this Agreement or the Intercreditor Agreement.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

8.01          Events of Default.

Any of the following shall constitute an Event of Default:

(a)               Non-Payment. Any Borrower or any other Loan Party fails to pay when and as required to be paid herein, any amount of principal or interest of any Loan, or any fee due or any other amount payable hereunder, and such failure continues for a period longer than one (1) day after Borrowers receive such notice of missed payment from the Lead Arranger (the “Initial Notice”). Commencing on the day upon which a Loan Party failed to make a required payment hereunder through the day after the day upon which Borrower receives an Initial Notice thereof, the Loan Parties shall incur a penalty of $500 per day (the “Non-Payment Penalty”), which, for the avoidance of doubt, such Non-Payment Penalty shall constitute an Obligation of the Loan Parties under this Agreement. Commencing on the second day after the day upon which Borrowers receive the Initial Notice, to the extent Borrowers have not made such missed payment as of such time, an Event of Default shall be deemed to have occurred whereupon the Non-Payment Penalty shall cease to accrue and all outstanding Obligations shall automatically accrue interest at the Default Rate pursuant to Section 2.08(b);

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(b)               Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 6.01 and 6.02 and such failure continues for three (3) days; (ii) Sections 6.03, 6.04, 6.05, 6.07, 6.11, 6.13 (other than 6.13(g)), 6.18, 6.19, 6.22, 6.23, Article VII or Article X and such failure continues for one (1) day; or (iii) Section 6.10 and such failure continues for five (5) days; or

(c)               Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for ten (10) days; or

(d)               Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall (i) with respect to representations and warranties that contain a materiality qualification, be incorrect or misleading when made or deemed made and (ii) with respect to representations and warranties that do not contain a materiality qualification, be incorrect or misleading in any material respect when made or deemed made; or

(e)               Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but subject to any applicable grace periods applicable thereto) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder pursuant to this Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (except with respect to the ABL Facility) (subject, in each case, to any applicable grace or cure periods applicable thereto and after giving effect to any amendments or waivers thereof), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (subject, in each case, to any applicable grace or cure periods applicable thereto and after giving effect to any amendments or waivers thereof); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

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(f)                Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)               Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)               Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                 ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or

(j)                 Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)               Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over the Administrative Agent’s Liens thereon) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

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(l)                 Change of Control. There occurs any Change of Control; or

(m)             Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Loan Parties or any of their Subsidiaries shall occur that is in excess of $1,000,000 (excluding customary deductible thresholds established in accordance with historical past practices); or

(n)               Environmental. Any Environmental Liability of any Loan Party or any of its Subsidiaries has arisen or any one or more Environmental Claims shall have been asserted against the Loan Parties or any of their Subsidiaries, in each case, pursuant to which the Loan Parties and their Subsidiaries would be reasonable likely to incur liability, individually or in the aggregate, in excess of the Threshold Amount (except to the extent such liability would be reasonably expected to be covered by Sellers’ indemnification pursuant to the Vintage Stock Acquisition Agreement);

(o)               ABL Facility Indebtedness. There shall occur an “Event of Default” (or any comparable term) (subject, in each case, to any applicable grace or cure periods applicable thereto and after giving effect to any amendments or waivers thereof) under the ABL Facility Documents; or

(p)              Consolidated Return Filing. Sponsor (or any direct or indirect parent thereof) fails to timely file a Consolidated Tax return (within the meaning of Section 1502 of the Code and the Treasury Regulations promulgated thereunder) consistent with the position that its “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) includes all Subsidiaries of Sponsor and any other entities eligible to be part of Sponsor’s “consolidated group” within the meaning of Section 1504(a)(2) of the Code.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the written approval of Required Lenders (in their sole discretion)) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Required Lenders or by the Administrative Agent with the written approval of the Required Lenders, as required hereunder in Section 11.01.

8.02          Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)               declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and

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(b)               exercise on behalf of itself, and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or equity;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03          Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and Lead Arranger and amounts payable under Article III) payable to each of the Administrative Agent and Lead Arranger in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

8.04          Equity Cure.

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Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under any covenant set forth in Section 7.11 and under the covenants set forth in Section 5.16 of the ABL Credit Agreement (a “Curable Default”) has occurred and is continuing, an equity contribution (in the form of common equity or other equity having terms reasonably acceptable to the Lead Arranger, and in each case, not constituting Disqualified Equity Interests of Holdings, any Borrower, or any Subsidiaries of any Borrower or Holdings) made to Holdings or any other direct or indirect parent of any Borrower, which is immediately contributed to the equity capital of any Borrower on or prior to the day that is ten (10) days after the earlier of (x) the day on which financial statements are required to be delivered to the Administrative Agent for that fiscal quarter pursuant to Section 6.01(b) and (y) the date on which financial statements required to be delivered for that fiscal quarter pursuant to Section 6.01(b) are actually delivered (the “Required Contribution Date”) will, at the written request of the Borrowers, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that, (a) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Loan Parties to be in compliance with the financial covenants contained in Section 7.11, (b) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including, to the extent applicable, calculating Consolidated EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated EBITDA or that include Consolidated EBITDA in the determination thereof in any respect), (c) there shall be no more than four (4) Specified Equity Contributions made in the aggregate after the Closing Date and Specified Equity Contributions may not be made more than twice during any four (4) consecutive fiscal quarter period and shall not be made in consecutive fiscal quarters, (d) the proceeds of all Specified Equity Contributions will be applied to prepay Loans as required pursuant to Section 2.05(b)(vi), (e) the Borrowers shall deliver to the Administrative Agent irrevocable written notice of its intent to cure (a “Cure Notice”) any such Curable Default on or before the day on which the financial statements were required to be delivered for such fiscal quarter pursuant to Section 6.01(b), which Cure Notice shall set forth the calculation of the applicable amount of the Specified Equity Contribution necessary to cure such Curable Default and (f) any Loans prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with the financial covenants contained in Section 7.11 for the current fiscal quarter and the next three fiscal quarters thereafter).

Article IX

ADMINISTRATIVE AGENT AND LEAD ARRANGER

9.01          Appointment and Authority.

(a)               Appointment. Each of the Lenders hereby irrevocably appoints, designates and authorizes Wilmington Trust to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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(b)               Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder (at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to: (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Administrative Agent, the Lenders and the Lead Arranger with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, acting upon the written direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

9.02          Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall, to the extent applicable, have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03          Exculpatory Provisions.

Neither the Administrative Agent nor the Lead Arranger shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, Lead Arranger and each of their respective Related Parties:

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(a)               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent and/or Lead Arranger, as applicable, is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, neither the Administrative Agent nor the Lead Arranger shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Lead Arranger, as applicable, to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Lead Arranger or any of its Affiliates in any capacity.

Neither the Administrative Agent, the Lead Arranger nor any of their respective Related Parties shall be liable for any action taken or not taken by the Administrative Agent or the Lead Arranger, as applicable, under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent or Lead Arranger shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither the Administrative Agent nor the Lead Arranger shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent or the Lead Arranger, as applicable, by Borrowers or a Lender.

Neither the Administrative Agent, the Lead Arranger nor any of their respective Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Lead Arranger, as applicable.

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9.04          Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05          Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.06          Resignation or Removal of Administrative Agent.

(a)               Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers, or the Required Lenders may remove the Administrative Agent upon five (5) Business Day’s prior written notice to each Lender and the Borrowers (and in the case of such removal, to the Administrative Agent). Upon receipt of any such notice of resignation or in the event of such a removal, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a financial institution with an office in the United States, a Lender or an Affiliate of any such financial institution or Lender with an office in the United States. If, in the event of the Administrative Agent’s resignation, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

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(b)               Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)               Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date or the date on which the Administrative Agent is removed by the Required Lenders pursuant to Section 9.06(a) (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date or the date on which the Administrative Agent is removed by the Required Lenders pursuant to Section 9.06(a), as applicable, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

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9.07          Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08          No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Lead Arranger or a Lender hereunder.

9.09          Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

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The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 11.01 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10          Collateral and Guaranty Matters.

Each of the Lenders irrevocably authorize the Administrative Agent, at the direction of the Required Lenders,

(a)               to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

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(b)               to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)               to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11          [Reserved].

9.12          ABL Facility Documents and Intercreditor Agreement.

Each of the Lenders hereby acknowledges that it has received and reviewed the ABL Facility Documents and irrevocably appoints, designates and authorizes the Administrative Agent and the Lead Arranger to enter into the Intercreditor Agreement and any other ABL Facility Documents, on its behalf and to take such action on its behalf as is contemplated by the terms of the Intercreditor Agreement and such ABL Facility Documents.

Article X

CONTINUING GUARANTY

10.01      Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that, the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors (other than performance), or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

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10.02      Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Lead Arranger and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03      Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower or any other Loan Party, other than performance; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

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10.04      Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

10.05      Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06      Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrowers or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07      Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08      Condition of Borrowers.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from any Borrower and any other guarantor such information concerning the financial condition, business and operations of each Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of any Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

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10.09      Appointment of Borrowers.

Each of the Loan Parties hereby appoints the Borrowers to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrowers may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrowers deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrowers shall be deemed delivered to each Loan Party and (c) the Administrative Agent, the Lead Arranger or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by any of the Borrowers on behalf of each of the Loan Parties.

10.10      Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

Article XI

MISCELLANEOUS

11.01      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and such Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a)               [reserved];

(b)               extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)               postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

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(d)               reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)               change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of the Term Loan Facility from the application thereof set forth in the applicable provisions of Section 2.05(b), respectively, in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders, as applicable;

(f)                change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)               release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)               release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting at the direction of the Required Lenders);

(i)                 release any Borrower or permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender; or

(j)                 impose any greater restriction on the ability of any Lender under the Term Loan Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and provided further, that, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Lead Arranger, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent and the Lead Arranger under this Agreement or any other Loan Document; and (ii) the Agent Fee Letter may only be amended, or rights or privileges thereunder may only be waived, in a writing executed by the parties to the Agent Fee Letter. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, and (D) no lender holding all or any portion of the ABL Facility Indebtedness shall have any right to vote on any amendment, modification or consent under this Agreement or any of the other Loan Documents.

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Notwithstanding anything to the contrary herein, the Lead Arranger (with notice to the Administrative Agent) may, with the prior written consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Notwithstanding anything in this Agreement to the contrary, if any amendment of modification to the ABL Facility Documents amends or modifies any representation and warranty, covenant (including any financial covenant), event of default or other term contained in the ABL Facility Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the ABL Credit Agreement or other ABL Facility Document adds an additional representation and warranty, covenant, event of default therein, the Borrowers and the other Loan Parties acknowledge and agree that this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents, without the need for any further action or consent by the Borrowers, the Loan Parties, or any other party. In furtherance of the foregoing, the Borrowers and the other Loan Parties permit the Lenders to document each such similar amendment or modification to this Agreement or such other Loan Documents or insert a corresponding new representation and warranty, covenant, event of default or other provision in this Agreement or such other Loan Documents without any need for any further action or consent by the Borrowers, the other Loan Parties or any other party.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 11.13; provided that, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

11.02      Notices; Effectiveness; Electronic Communications.

(a)               Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission (subject, in the case of e-mail transmission, to clause (b) below) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

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(i)                 if to any Borrower or any other Loan Party, the Administrative Agent or the Lead Arranger, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii)              if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)               Electronic Communications. Notices and other communications to the Administrative Agent, the Lead Arranger and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Lead Arranger or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

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(c)               The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, other than losses, claims, damages, liabilities or expenses arising out of the gross negligence or willful misconduct of the Agent Parties in relation thereto as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(d)               Change of Address, Etc. Each of the Borrowers, the Administrative Agent and the Lead Arranger may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Lead Arranger. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to such Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities, and each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrowers or its securities for purposes of United States federal or state securities laws.

(e)               Reliance by Administrative Agent, Lead Arranger and Lenders. The Administrative Agent, the Lead Arranger and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Lead Arranger, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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11.03      No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the Lead Arranger or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Lead Arranger from exercising the rights and remedies that inure to its benefit (solely in its capacity as Lead Arranger) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Expenses; Indemnity; Damage Waiver.

(a)               Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arranger, the Administrative Agent and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Lead Arranger and, if necessary, one firm of local counsel for the Administrative Agent and the Lead Arranger in each applicable jurisdiction and one firm of specialist counsel for the Administrative Agent and the Lead Arranger for each such specialized area of law), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, Lead Arranger and the Lenders and, if necessary, one firm of local counsel for the Administrative Agent and the Lead Arranger in each applicable jurisdiction and one firm of specialist counsel for the Administrative Agent and the Lead Arranger for each such specialized area of law), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)               Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lead Arranger, the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, settlement costs and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrowers or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, and the case of the Lead Arranger (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) in the case of disputes solely between or among Indemnitees and not arising out of any acts or omissions by any Loan Party or any of its Affiliates, except that in the event of such dispute involving a claim or proceeding brought against the Administrative Agent or the Lead Arranger (in each case, in its capacity as such) by the other Indemnitees, such indemnity shall be available to the Administrative Agent or the Lead Arranger (in each case, in its capacity as such), as applicable (subject to the other foregoing limitations and exceptions). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(c)               Reimbursement by Lenders. To the extent that any of the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section or Section 3.01(c) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Lead Arranger or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Lead Arranger or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time (or if such unreimbursed expense or indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with such Lender’s share of the Total Credit Exposure immediately prior to the date on which the Loans are paid in full)) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Lead Arranger in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or the Lead Arranger in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)               Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)               Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

(f)                Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the Lead Arranger, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

11.05      Payments Set Aside.

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To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06      Successors and Assigns.

(a)               Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Lead Arranger and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lead Arranger, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Term Loans at the time owing to it); provided that, any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

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(B)              in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent, the Lead Arranger and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)              Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Term Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations on a non-pro rata basis.

(iii)            Required Consents. No consent shall be required for any assignment except:

(A)             the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent and the Lead Arranger within five (5) Business Days after having received notice thereof;

(B)              the consent of the Lead Arranger shall be required for assignments in respect of any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)             Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)               No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any Borrower’s or the Sponsor’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or (D) any holder of the ABL Facility Indebtedness, and any such assignment in violation of this provision shall be void ab initio.

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(vi)             Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers, the Lead Arranger and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)               Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of each Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 11.06(c) shall be construed so that all Loans provided for under the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and under Sections 5f.103-1(c) and 1.871-14 of the United States Treasury Regulations.

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(d)               Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than to Borrowers or any Borrower’s or Sponsor’s Affiliates or Subsidiaries) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or any Borrowers or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in “registered form” under Section 5f-103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent or the Lead Arranger (in its capacity as Administrative Agent or Lead Arranger, as the case may be) shall have no responsibility for maintaining a Participant Register. This Section 11.06(d) shall be construed so that all Loans provided for under the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and under Sections 5f.103-1(c) and 1.871-14 of the United States Treasury Regulations.

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(e)               Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07      Treatment of Certain Information; Confidentiality.

(a)               Treatment of Certain Information. Each of the Administrative Agent, the Lead Arranger and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed in each case, (i) to its Affiliates, to its Related Parties and to its financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including the United States Small Business Administration and any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder,

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(viii) with the consent of Borrowers or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than such Borrowers, (ix) in connection with any public filing by the Lead Arranger, the Administrative Agent, any Lender or their respective Affiliates but only to the extent that such Person is required, or such Person reasonably believes that it is required, by law to disclose such Information, or (x) to any financial institution that is a lender (or other provider of financing) to the any Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential). For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary; provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent, the Lead Arranger and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lead Arranger and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)               Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c)               Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent, the Lead Arranger or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent or such Lender, as applicable, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law.

(d)               Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent, the Lead Arranger or any Lender of customary advertising material relating to the Transaction using the name, product photographs, logo or trademark of the Loan Parties.

(e)               Lead Arranger. If at any time Capitala ceases to be a Lender, the Required Lenders (or such other Person approved in writing by each of the Borrowers, the Administrative Agent and the Required Lenders) shall act as Lead Arranger for all purposes of this Agreement and the other Loan Documents.

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11.08      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrowers or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Counterparts; Integration; Effectiveness.

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This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Initial Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13      Replacement of Lenders.

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If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender (solely with respect to clause (b) of the definition of “Defaulting Lender” under this Agreement) or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon written notice to such Lender and the Administrative Agent and the Lead Arranger, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)               the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)               such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)               such assignment does not conflict with applicable Laws; and

(e)               in the case of an assignment resulting from a Lender becoming a Non Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14      Governing Law; Jurisdiction; Etc.

(a)               GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b)               SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)               WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)               SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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11.16      Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Lead Arranger and the Lenders are arm’s-length commercial transactions between each Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates, the Lead Arranger and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates, the Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates, the Lead Arranger nor any Lender has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates, the Lead Arranger and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates, the Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

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11.18      Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.19      USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrowers and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.20      ENTIRE AGREEMENT.

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THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21      Intercreditor Agreement.

(a)               Notwithstanding anything herein to the contrary, the priority of the Lien and security interest granted to the Administrative Agent, on behalf of the Lenders, pursuant to or in connection with this Agreement, the terms of this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to the priority of any Liens or the exercise of any rights or remedies, the terms of the Intercreditor Agreement shall control.

(b)               Notwithstanding anything herein to the contrary and to the extent provided for in the Intercreditor Agreement, to the extent this Agreement or any other Loan Document requires the delivery of, or control over, ABL Facility Priority Collateral (used herein as defined in the Intercreditor Agreement) to be granted or provided to the Agent at any time prior to the Discharge of ABL Facility Obligations (used herein as defined in the Intercreditor Agreement), then the Loan Parties may deliver such ABL Facility Priority Collateral (or control with respect thereto) and any related approval or consent rights to the ABL Facility Lender in accordance with the ABL Facility Documents in full satisfaction of any such requirement under this Agreement or any of the other Loan Documents; provided that, upon the Discharge of ABL Facility Obligations the Loan Parties shall deliver (or cause to be delivered), or provide control over, as applicable, such ABL Facility Priority Collateral within the same period of time from the date of the Discharge of ABL Facility Obligations as would apply under the Loan Documents if such ABL Facility Priority Collateral was acquired by such Loan Party as of such date.

(c)               Upon the formation or acquisition of any Subsidiary after the Closing Date, Borrowers shall cause such Subsidiary to acknowledge and consent to the terms of the Intercreditor Agreement and to agree to such terms applicable to such Subsidiary thereunder.

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132

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

VINTAGE STOCK, INC. By: ____________________________ Name: _________________________ Title: __________________________

VINTAGE STOCK AFFILIATED HOLDINGS LLC By: ____________________________ Name: _________________________ Title: __________________________

ADMINISTRATIVE AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION

By: ____________________________ Name: _________________________ Title: __________________________

LEAD ARRANGER:	CAPITALA PRIVATE CREDIT FUND V, L.P.

By: ____________________________ Name: _________________________ Title: __________________________

LENDER:	[_____]

By: ____________________________ Name: _________________________ Title: __________________________

Schedule 1.01(a)

Certain Addresses for Notices

Loan Parties:

Vintage Stock, Inc.

202 East 32nd Street

Joplin, Missouri 64804

Vintage Stock Affiliated Holdings LLC

325 E. Warm Springs Road, Suite 102

Las Vegas, NV 89119
Attention: Jon Isaac

Fax: 858-259-6661

Email: j.isaac@isaac.com

With a Copy to (which shall not constitute notice)

:

Baker & Hostetler LLP

600 Anton Boulevard Suite 900

Costa Mesa, California 92626

Attn: Randolf W. Katz, Esq.

Fax: 714-966-8802

Email: rwkatz@bakerlaw.com

Administrative Agent:

Wilmington Trust, National Association
Suite 1290, 50 South Sixth Street,
Minneapolis, MN 55402
Attention: Josh James
Phone: 612-217-5637
Fax: 612-217-5651
Email: JJames@WilmingtonTrust.com

With a Copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Michael Chernick

Telephone: 212-318-6065

Fax: 212-230-6065

Email: michaelchernick@paulhastings.com

Lead Arranger

Capitala Private Credit Fund V, L.P.

4201 Congress St. - Suite 360

Charlotte, North Carolina 28209

Attention: Eric Althofer
Email: ealthofer@capitalagroup.com

With a Copy to (which shall not constitute notice):

Paul Hastings LLP
200 Park Avenue
New York, NY 10166

Attention: William Brady
Fax: (212) 969-2900
Email: williambrady@paulhastings.com

Schedule 1.01(b)

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Capitala Finance Corp.	$11,250,000	37.50%
CapitalSouth Partners SBIC Fund III, L.P.	$10,125,000	33.75%
Capitala Private Credit Fund V, L.P.	$7,500,000	25.00%
CapitalSouth Partners Fund II Limited Partnership	$1,125,000	3.75%
Total:	$30,000,000	100%

Schedule 1.01(e)

Mortgaged Property Support Documents

“Mortgaged Property Support Documents” means the following, all in form and substance satisfactory to the Lead Arranger:

(a)               evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and, together with an appropriate fixture filing financing statement, are in form suitable for filing or recording in all filing or recording offices that the Lead Arranger may deem necessary or desirable in order to create a valid first and subsisting Lien on the real property interests and fixtures intended to be secured in favor of the Administrative Agent and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(b)               fully paid title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Lead Arranger, issued (and to the extent reasonably requested by the Lead Arranger, coinsured and reinsured) by nationally recognized title insurers acceptable to the Lead Arranger, insuring the Mortgages to be valid first and subsisting Liens on the real property described therein, free and clear (or insured over) of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only permitted encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative assurances (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Lien coverage, zoning and subdivision of the applicable property) as may be reasonably requested by the Lead Arranger;

(c)               copies of any existing appraisals of each of the properties previously obtained by the Loan Parties in the possession of any Loan Party;

(d)               evidence that all other actions that the Lead Arranger may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the real property Collateral have been taken;

(e)               current Phase I environmental site assessments prepared in accordance with ASTM E1527-13 and such other environmental site assessment reports as may be reasonably requested by the Lead Arranger prepared by an environmental consulting firm reasonably acceptable to the Lead Arranger and engaged by the Borrowers or, with the prior consent of the Borrowers, the Lead Arranger and indicating the presence or absence of Environmental Liability, Hazardous Materials and the estimated cost of any compliance, removal, remedial or corrective action in connection with compliance with Environmental Law or any Hazardous Materials on such properties;

(f)                favorable opinions of local counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (and their permitted successors and assigns), as to the matters concerning the Mortgages and related matters as the Lead Arranger may reasonably request; and

(g)               fully paid zoning reports in form and substance reasonably satisfactory to Lead Arranger from a company acceptable to Lender or other evidence reasonably satisfactory to Lead Arranger that each parcel of real property and each Loan Party’s activities at such parcel of real property are in compliance with all applicable state, county and municipal zoning and subdivision laws, regulations and codes.

Schedule 6.18

Post-Closing Conditions

1.      The Loan Parties shall deliver to the Administrative Agent collateral access agreements executed by the applicable Loan Party and the respective landlord, in favor of both the Administrative Agent and the ABL Facility Lender, simultaneously with the delivery thereof to the ABL Facility Lender, in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent, with respect to the properties located at:

Property Address	Landlord
5809 Greenville Ave. Dallas, TX 63376	Central Control Company
101 N. Range Line Rd., Suite 118 Joplin, MO 64801	CBL & Associates Management, Inc.
2040 Chesterfield Mall Chesterfield, MO 63017	Chesterfield Mall, LLC
1320 Mid Rivers Mall St. Peters, MO 63376	Mid Rivers Mall, LLC
25 South County Center Way Mehlville, MO 63129	South County Shoppingtown, LLC
651 N. Academy Blvd. Colorado Springs, CO 80909	Citadel Crossing Associates, LP

2.      The Loan Parties shall, within one hundred twenty (120) calendar days of the Closing Date (or such later date as may be agreed to by the Lead Arranger in its sole discretion) deliver to the Administrative Agent (i) evidence that they have (a) terminated the account maintained at Arvest Bank with account #18343209 and established a corresponding depository account at Texas Capital Bank, National Association, and (b) established automatic daily sweep arrangements with respect to each of the accounts set forth below into such depository account established in clause (a) hereof, and (ii) a fully executed Qualifying Control Agreement over such depository account in favor of both the ABL Facility Lender and the Administrative Agent, in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent.

Financial Institution	Account #
ARVEST	18343209
ARVEST	18343775
ARVEST	21829176
ARVEST	18343584
ARVEST	36300758
ARVEST	xxxx1226
ARVEST	18343597
ARVEST	17181255
ARVEST	17181268
ARVEST	17181239
ARVEST	36700468
ARVEST	78184505
ARVEST	15274928
ARVEST	17181242
ARVEST	18343911
ARVEST	17181271
ARVEST	18344114
ARVEST	19256968
COMPASS BANK	6720976232
COMPASS BANK	2533846044
COMPASS BANK	2533846346
COMPASS BANK	2533846184
COMPASS BANK	2533846176
COMPASS BANK	2533846117
COMPASS BANK	2533846052
COMPASS BANK	2533846095
COMPASS BANK	2533846060
COMPASS BANK	6717775463
COMPASS BANK	2533846133
COMPASS BANK	2533846125
COMPASS BANK	6717778241
SOUTHWEST NATIONAL BANK	1101188
SOUTHWEST NATIONAL BANK	1102834
COMMERCE BANK	442509861
COMMERCE BANK	760916092
COMMERCE BANK	135416874
COMMERCE BANK	316917899
COMMERCE BANK	176392237
COMMERCE BANK	166534160
COMMERCE BANK	677622485
UMB BANK	9871260887
UMB BANK	9871651916
UMB BANK	9871413632
CHASE BANK	456830731
Great Southern Bank	108901106
VALLEY VIEW BANK	60002018829
BLUE RIDGE BANK	8055866
ADAMS DAIRY BANK	5032000183
BANK OF OKLAHOMA	807298997
FIDELITY BANK	52523
MIDFIRST BANK	1043000126